AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2009

 REGISTRATION NO. 333-151893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________________

CICERO INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE	11-2920559
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
7372 Services, Prepackaged Software
_____________________________

(Primary Standard Industrial Classification Code)

8000 Regency Parkway
Suite 542
Cary, NC 27518
(919) 380-5000

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
_____________________________

John P. Broderick
Chief Financial Officer
Cicero Inc.
8000 Regency Parkway
Suite 542
Cary, NC 27518
(919) 380-5000
_____________________________

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Lawrence M. Bell, Esq.
Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Ave
New York, NY 10022
(212) 907-7300
_____________________________

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time or at one time after the effective date of this registration statement as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED		PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.001 per share	7,492,348		$0.17	$1,273,699.16	$51.39	(3)
Common Stock, par value $.001 per share	188,285	(2)	$0.18	$33,891.30

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c ) under the Securities Act of 1933 and based upon the average high and low prices of the registrant’s common stock on the Over the Counter  Bulletin Board on June 5, 2008.

(2)	Represents shares of common stock issuable upon exercise of warrants held by a selling stockholder.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2009

PROSPECTUS

7,680,633 Shares of Common Stock

CICERO INC.

This prospectus relates to the resale of up to 7,680,633 shares of our common stock, $.001 par value, which are being offered for resale from time to time by the stockholders named in the section entitled “Selling Stockholders” on page 10. The number of shares the selling stockholders may offer and sell under this prospectus includes shares of common stock:

•	the selling stockholders currently hold; and
•	issuable to them upon the exercise of warrants previously issued.

We are registering these shares to satisfy registration rights of the selling stockholders.

We are not offering or selling any shares under this prospectus and we will not receive any of the proceeds from any resales by the selling stockholders. We may, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders. The selling stockholders may sell the shares of common stock from time to time in various types of transactions, including on the Over-the-Counter Bulletin Board and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled “Plan of Distribution” on page 14.

On January 14, 2009, the last sales price of the common stock quoted on the Over-the-Counter Bulletin Board was $0.12 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CICN.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ____________

_____________________________

ABOUT THIS PROSPECTUS

You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Available Information” before you make any investment decision.

The terms “Cicero,” “we,” “our” and “us” refer to Cicero Inc. and its consolidated subsidiaries unless the context suggests otherwise.  The term “you” refers to a prospective purchaser of our common stock.

You should not rely on any information other than contained in this prospectus or any accompanying prospectus supplement.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement.  These securities are being offered for sale and offers to buy these securities are only being solicited in jurisdictions where offers and sales are permitted.  The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date on their respective covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and the financial statements, before making an investment decision. References to “we,” “our,” “Cicero” and the “Company” generally refer to Cicero Inc., a Delaware corporation.

We provide business integration software, which enables organizations to integrate new and existing information and processes at the desktop. Our business integration software addresses the emerging need for companies’ information systems to deliver enterprise-wide views of their business information processes. In addition to software products, the Company also provides technical support, training and consulting services as part of its commitment to providing its customers with industry-leading integration solutions.  The Company’s consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the largest 5000 corporations worldwide (the “Global 5000”).

Our focus is on the growing desktop integration and business process automation market with our Cicero® product. Cicero® is a business application integration platform that enhances end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together.  Cicero® software offers a proven, innovative departure from traditional, costly and labor-intensive enterprise application integration, which occurs at the server level.  Cicero® provides non-invasive application integration at the desktop level.  Desktop level integration provides the user with a single environment with a consistent look and feel for diverse applications across multiple operating environments, reduces enterprise integration implementation cost and time, and supports a Service-Oriented Architecture (SOA).

By using Cicero® software, we believe companies can decrease their customer management costs, improve their customer service and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments.  In addition, we believe Cicero® software enables organizations to reduce the business risks inherent in replacement or re-engineering of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero® software is engineered to integrate diverse business applications and shape them to more effectively serve the people who use them.  Cicero® provides an intuitive integration and development environment, which simplifies the integration of complex multi-platform applications. Cicero® can streamline end-user tasks by providing a single, seamless user interface for simple access to multiple systems or be configured to display one or more composite applications to enhance productivity.  Our software enables automatic information sharing among line-of-business applications and tools.

Cicero® software is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.   By integrating diverse applications across multiple operating systems, Cicero® software is also ideal for the financial services, for which Cicero® was initially developed, insurance, telecommunications, intelligence, security, law enforcement, governmental and other industries requiring a cost-effective, proven application integration solution.

Recent Developments

In March 2008, the Company was notified that a group of investors including two members of the Board of Directors acquired a short term promissory note due SDS Merchant Fund in the principal amount of $250,000. The note is unsecured and bears interest at 10% per annum. In March, our Board of Directors approved a resolution to convert this debt plus accrued interest into common stock of the Company. The total principal and interest amounted to $361,827 and was converted into 1,417,264 shares of common stock. Mr. John Steffens, the Company’s Chairman, acquired 472,516 shares and Mr. Bruce Miller, also a member of our Board of Directors, acquired 472,374 shares.

In October 2007, we agreed to restructure a promissory note payable to Bank Hapoalim and guaranty by BluePhoenix Solutions. Under a new agreement with BluePhoenix, we made a principal reduction payment to Bank Hapoalim in the amount of $300,000. Simultaneously, BluePhoenix paid $1,671,000 to Bank Hapoalim, thereby discharging that indebtedness. The Company and BluePhoenix entered into a new promissory note (which we refer to as the Note) in the amount of $1,021,000, bearing interest at LIBOR plus 1.0% and maturing on December 31, 2011. In addition, BluePhoenix acquired 2,546,149 shares of our common stock in exchange for $650,000 paid to Bank Hapoalim to retire that indebtedness. In March 2008, we amended the terms of the Note with BluePhoenix Solutions. Under the terms of the original Note, the Company was to make a principal reduction payment in the amount of $350,000 on January 30, 2009. The Company and BluePhoenix agreed to accelerate that principal payment to March and April 2008 in return for a conversion of $50,000 into 195,848 shares of the Company’s common stock. In March, the Company paid $200,000 plus accrued interest.

In October 2007, we completed a private sale of shares of our common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, we sold 2,169,311 shares of our common stock for $0.2457 per share for a total of $533,000. Participating in this consortium were Mr. John L. (Launny) Steffens, the Company’s Chairman, and Messrs. Bruce Miller, Don Peppers, and Bruce Percelay, members of the Board.  Mr. Steffens converted the principal amount of his short term notes with the Company of $250,000 for 1,017,501 shares of common stock.  Mr. Miller invested $20,000 for 81,400 shares of common stock, Mr. Peppers acquired 101,750 shares for a $25,000 investment and Mr. Bruce Percelay acquired 40,700 shares for a $10,000 investment.

The Offering

Common stock offered by selling stockholders:  7,680,633 shares.

Use of proceeds:  The selling stockholders will receive all net proceeds from sale of our common stock covered by this prospectus.  We will not receive any proceeds from this offering other than from the exercise of warrants to purchase shares of common stock.

Risk Factors:  See “Risk Factors” beginning on page 3 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

________________________________

We were incorporated as Level 8 Systems, Inc. in New York in 1988 and re-incorporated in Delaware in 1999. In November 2006, our stockholders approved the change of our name to Cicero Inc. Our principal executive offices are located at 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518.  Our telephone number is (919) 380-5000 and our web site is www.ciceroinc.com. Information contained on our web site is not a part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific risk factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties not presently known to us, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

There is substantial doubt as to whether we can continue as a going concern.

Because we incurred net operating losses of approximately $2.0 million for the year ended December 31, 2007 and $609,000 for the nine months ended September 30, 2008, and losses from continuing operations of approximately $6.7 million for the previous two fiscal years we experienced negative cash flows from operations, had significant working capital deficiencies at September 30, 2008, and because we are relying on acceptance of a newly developed and marketed product, there is substantial doubt that we can continue to operate as a going concern. While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

We have a history of losses and expect that we will continue to experience losses at least through second quarter of 2009.

We experienced operating losses and net losses for each of the years from 1998 through 2007. We incurred a net loss of $3.68 million in 2005, $3.0 million in 2006, $2.0 million for 2007 and $609,000 for the nine months ended September 30, 2008.  As of September 30, 2008, we had a working capital deficit of $6.0 million and an accumulated deficit of $236.9 million. Our ability to generate positive cash flow is dependent upon sustaining certain cost reductions and generating sufficient revenues.

Therefore, due to these and other factors, we expect that we will continue to experience net losses through the second quarter of 2009. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last several fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.  Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

We develop new and unproven technology and products.

To date, our products have not been widely accepted in the market place and therefore may be considered unproven. The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to market and enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

We depend on an unproven strategy for ongoing revenue.

Our future revenues are entirely dependent on acceptance of Cicero® which had limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At September 30, 2008, we had a working capital deficiency of approximately $6.0 million.  Accordingly, there is substantial doubt that we can continue as a going concern, and the independent auditor’s report accompanying our financial statements raises doubt about our ability to continue as a going concern.  In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers who have demonstrated interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about our financial viability. Cicero® software is a new “category defining” product in that most Enterprise Application Integration or EAI projects are performed at the server level and Cicero®’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches although emerging competition has increased the public awareness of this new form of technology. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity, however, there is no assurance that we will be able to obtain any additional funding.

Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

•	Cicero® was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;
•
We are approaching a different segment of the financial services industry, the customer contact center, compared to our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry; and

•	We have had very limited success because the financial condition of the Company has caused concern for enterprise customers that would be dependent on Cicero® for their long-term needs.

Economic conditions could adversely affect our revenue growth and cause us not to achieve desired revenue.

Our ability to generate revenue depends on the overall demand for desktop integration software and services. Our business depends on overall economic conditions, the economic and business conditions in our target markets and the spending environment for information technology projects, and specifically for desktop integration in those markets. A weakening of the economy in one or more of our geographic regions, unanticipated major events and economic uncertainties may make more challenging the spending environment for our software and services, reduce capital spending on information technology projects by our customers and prospective customers, result in longer sales cycles for our software and services or cause customers or prospective customers to be more cautious in undertaking larger transactions. Those situations may cause a decrease in our revenue. A decrease in demand for our software and services caused, in part, by an actual or anticipated weakening of the economy, may result in a decrease in our revenue rates.

The “penny stock” rule will limit brokers and dealers ability to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Our common stock is quoted on the Over-the-Counter Bulletin Board.

Trading of our common stock on the OTCBB may be subject to certain provisions of the Securities Exchange Act of 1934, as amended, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-
dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

Furthermore, individual Cicero® sales are large and each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of both our historical products and Cicero® can be classified as generally large in size to a small discrete number of customers. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer’s decision to purchase Cicero® and our historical products increases the risk of quarter-to-quarter fluctuations. Cicero® sales require a significant commitment of time and financial resources because it is an enterprise product. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers’ internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers’ budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

Our product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Loss of key personnel associated with Cicero® development could adversely affect our business.

Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero® technology could have a significant impact on our execution of our new strategy given that they have specialized knowledge developed over a long period of time with respect to the Cicero® technology.  Furthermore, because of our restructuring and reduction in the number of employees, we may find it difficult to recruit new employees in the future.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero®.

Cicero® is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero® will compete with traditional Enterprise Application Integration, or EAI, solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that Cicero®’s desktop integration methodology is superior to traditional middleware EAI solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than to purchase the Cicero® product. Cicero® itself was originally developed internally by Merrill Lynch to solve these integration needs.

Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero® or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

Our ability to compete may be subject to factors outside our control.

We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors’ responsiveness to customer needs.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions.

Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

We may face damage to the reputation of our software and/or a loss of revenue if our software products fail to perform as intended or contain significant defects.

Our software products are complex, and significant defects may be found following introduction of new software or enhancements to existing software or in product implementations in varied information technology environments. Internal quality assurance testing and customer testing may reveal product performance issues or desirable feature enhancements that could lead us to reallocate product development resources or postpone the release of new versions of our software. The reallocation of resources or any postponement could cause delays in the development and release of future enhancements to our currently available software, require significant additional professional services work to address operational issues, damage the reputation of our software in the marketplace and result in potential loss of revenue. Although we attempt to resolve all errors that we believe would be considered serious by our partners and customers, our software is not error-free. Undetected errors or performance problems may be discovered in the future, and known errors that we consider minor may be considered serious by our partners and customers. This could result in lost revenue, delays in customer deployment or legal claims and would be detrimental to our reputation. If our software experiences performance problems or ceases to demonstrate technology leadership, we may have to increase our product development costs and divert our product development resources to address the problems.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

We originally licensed the Cicero® technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant ownership rights in the Cicero® trademark. Merrill Lynch indemnifies us with regard to the rights granted to us by them. Consideration for the original Cicero® license consisted of 10,000 shares of our common stock. In exchange for the amendment, we granted an additional 2,500 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero® or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20 million. We have completely re-engineered the Cicero® software to provide increased functionality and much more powerful integration capabilities.

Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology; duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero® line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We do not believe that any of our products infringe the proprietary rights of third parties. However, as the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers and licensors may become increasingly subject to infringement claims. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us, with or without merit, would be time consuming, divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Our business may be adversely impacted if we do not provide professional services to implement our solutions.

Customers that license our software typically engage our professional services staff or third-party consultants to assist with product implementation, training and other professional consulting services. We believe that many of our software sales depend, in part, on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. New professional services personnel and service providers require training and education and take time and significant resources to reach full productivity. Competition for qualified personnel and service providers is intense within our industry. Our business may be harmed if we are unable to provide professional services to our customers to effectively implement our solutions of if we are unable to establish and maintain relationships with third-party implementation providers.

Because our software could interfere with the operations of customers, we may be subject to potential product liability and warranty claims by these customers.

Our software enables customers’ software applications to integrate   and is often used for mission critical functions or applications. Errors, defects or other performance problems in our software or failure to provide technical support could result in financial or other damages to our customers. Customers could seek damages for losses from us. In addition, the failure of our software and solutions to perform to customers’ expectations could give rise to warranty claims.  The integration of our software with our customer’s applications, increase the risk that a customer may bring a lawsuit us. Even if our software is not at fault, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation.

We have not paid any cash dividends on our common stock and it is likely that no cash dividends will be paid in the future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

 Provisions of our Charter and Bylaws could deter takeover attempts.

Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine preferences as from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of the Company. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

Some of the rights granted to the holders of our Series A-1 Preferred Stock could prevent a potential acquirer from buying our company.

Holders of our Series A-1 Preferred Stock have the right to block the company from consummating a merger, sale of all or substantially all of its assets or recapitalization.  Accordingly, the holder of our Series A-1 Preferred Stock could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the current market price for their shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders in this offering but may receive proceeds from the exercise of warrants held by certain of the selling stockholders.  We expect to use any proceeds we receive for working capital and for other general corporate purposes, including research and product development.

PRICE RANGE OF OUR COMMON STOCK

Our common is currently quoted on the Over-The-Counter Bulletin Board. In January 2007 we formally changed our name to Cicero Inc. and now trade under the ticker CICN.  The chart below sets forth the high and low stock prices for the quarters of the fiscal years ended December 31, 2008, 2007, and the first quarter of 2009 (through January 14, 2009) as retroactively adjusted for the 100:1 reverse stock split.  As of December 31, 2008, we had 220 registered stockholders of record.

	2008		2007
Quarter	High	Low	High	Low
First	$0.25	$0.14	$2.60	$1.02
Second	$0.19	$0.14	$1.13	$0.16
Third	$0.27	$0.17	$0.75	$0.24
Fourth	$0.20	$0.09	$0.29	$0.15

	2009
Quarter	High	Low
First	$0.12	$0.12

The closing price of the common stock on January 14, 2009, was $0.12 per share.

Our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ or non-exchange equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common stock is subject to the penny stock rules, persons holding or receiving such stock may find it more difficult to sell their shares.  The market liquidity for the stock could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock.   The payment of cash dividends on our common stock in the future will depend on our earnings, capital requirements, and operating and financial condition and on such other factors as our board of directors may consider appropriate.  We currently expect to use all available funds to finance the future development and expansion of our business and for working capital and do not anticipate paying dividends on our common stock in the foreseeable future

SELLING STOCKHOLDERS

Our shares of common stock to which this prospectus relates are being registered for resale by the selling stockholders. The following shows the name and number of shares of our common stock owned by the selling stockholders who may sell shares covered by this prospectus.

In March 2008, the Company was notified that a group of investors including two members of the Board of Directors acquired a short term promissory note due SDS Merchant Fund in the principal amount of $250,000. The note is unsecured and bears interest at 10% per annum. In March, our Board of Directors approved a resolution to convert this debt plus accrued interest into common stock of the Company. The total principal and interest amounted to $363,167 and was converted into 1,425,137 shares of common stock. We refer to this issuance as the SDS Loan refinancing.  Mr. John Steffens, the Company’s Chairman, acquired 475,141 shares and Mr. Bruce Miller, also a member of our Board of Directors, acquired 474,998 shares.

In October 2007, we agreed to restructure a promissory note (which we refer to as the Note) payable to Bank Hapoalim and guaranty by BluePhoenix Solutions. In connection with the restructuring, we entered into a long term loan with Mr. John Steffens, the Company’s Chairman, for $300,000 at an interest rate of 3.0 % and issued 188,285 warrants at $0.18 per share.  Under a new agreement with BluePhoenix, we made a principal reduction payment to Bank Hapoalim in the amount of $300,000. Simultaneously, BluePhoenix paid $1,671,000 to Bank Hapoalim, thereby discharging that indebtedness. The Company and BluePhoenix entered into a new Note in the amount of $1,021,000, bearing interest at LIBOR plus 1.0% and maturing on December 31, 2011. In addition, BluePhoenix acquired 2,546,149 shares of our common stock in exchange for $650,000 paid to Bank Hapoalim to retire that indebtedness. In March 2008, we amended the terms of the Note with BluePhoenix Solutions. Under the terms of the original Note, the Company was to make a principal reduction payment in the amount of $350,000 on January 30, 2009. The Company and BluePhoenix agreed to accelerate that principal payment to March and July 2008 in return for a conversion of $50,000 into 195,848 shares of the Company’s common stock. In March, the Company paid $200,000 plus accrued interest and in July the Company paid $100,000 plus accrued interest.  Simultaneously in July 2008, we converted $100,000 of promissory notes payable to Mr. John Steffens, the Company’s Chairman, into 391,696 shares of the Company’s common stock.  Per the securities agreement between the Company and BluePhoenix, an additional 60,000 shares were issued due to delays in filing a registration statement covering the shares held by BluePhoenix.  We refer to these issuances as the BluePhoenix Loan conversion.

In October 2007, we completed a private sale of shares of our common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, we sold 2,169,311 shares of our common stock for $0.2457 per share for a total of $533,000. We refer to this private placement as our August 2007 offering.  Participating in this consortium were Mr. John L. (Launny) Steffens, the Company’s Chairman, and Messrs. Bruce Miller, Don Peppers, and Bruce Percelay, members of the Board.  Mr. Steffens converted the principal amount of his short term notes with the Company of $250,000 for 1,017,501 shares of common stock.  Mr. Miller invested $20,000 for 81,400 shares of common stock, Mr. Peppers acquired 101,750 shares for a $25,000 investment and Mr. Bruce Percelay acquired 40,700 shares for a $10,000 investment.

The selling stockholders may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth, as of the date of this prospectus, with respect to each selling stockholder, based upon information made available to us by each selling stockholder, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock under this prospectus.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Offered		Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Steffens, John L. +	5,382,668	(2)	2,072,623	(3)	3,310,045	7.2%
Ahab International, Ltd.(a)	4,813,698	(4)	323,661	(5)	4,490,037	9.8%
Ahab Partners, LP (a)	4,101,688	(6)	354,837	(7)	3,746,851	8.2%
BluePhoenix Solutions, Ltd. (b)	2,801,997		2,801,997	(8)	-	-
Miller, Bruce +	1,982,244	(9)	556,398	(10)	1,425,846	3.1%
Paneyko, Steve	1,638,559		81,400	(11)	1,557,159	3.4%
Percelay, Bruce +	1,073,486		40,700	(12)	1,032,786	2.3%
Lucas, Scott	979,734		40,700	(13)	939,034	2.1%
Casey, Kenneth	819,164		40,700	(14)	778,464	1.7%
Lustgarten, Scott	722,893	(15)	40,700	(16)	682,193	1.5%
Haines Family Assoc LP (c)	716,315	(17)	623,214	(18)	93,101	-
Keates, Richard M.D.	672,925	(19)	122,100	(20)	550,825	1.2%
Stevens, Jim	497,399	(21)	40,700	(22)	456,699	-
Weitzman, Hervey	270,283	(23)	20,350	(24)	249,933	-
Wittenbach, Roger	180,593		20,350	(25)	160,243	-
Howard, Joan	165,130		28,490	(26)	136,640	-
Corwin, Leonard	130,450	(27)	10,175	(28)	120,275	-
Robinson, Jonathon	125,732		20,350	(29)	105,382	-
Grodko, Steven	124,385	(30)	124,135	(31)	250	-
Blanck, Richard	107,461		12,210	(32)	95,251	-
Peppers, Don +	101,750		101,750	(33)	-	-
Whalen, Chris	80,993		80,993	(34)	-	-
Grodko, Sandra	43,700	(35)	40,700	(36)	3,000	-
Sweet, Christine	40,700		40,700	(37)	-	-
Sutro, Peter	40,192		12,210	(38)	27,982	-
Miller, Douglas & Anita E.	28,490		28,490	(39)	-	-
Total	27,642,629		7,680,633		19,961,996

+	Member of the Board of Directors of the Company
_______________________________
(a)	Jonathan Gallen is an investment adviser for, and exercises sole voting and investment authority with respect to the securities held by, each of (i) Ahab Partners, L.P., (ii) Ahab International, Ltd.

(b)	Yael Peretz, representative of BluePhoenix Solutions, Ltd., exercises sole voting and dispositive power with respect to the securities held by BluePhoenix Solutions Ltd.

(c)	John Haines, representative of Haines Family Associates, LP, exercises sole voting and dispositive power with respect to the securities held by Haines Family Associates, LP.

(1)
The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock which may be obtained by each stockholder upon conversion of all of the Series A1 Preferred Stock owned by the stockholder. It also includes the aggregate number of shares of common stock that may be obtained upon exercise of warrants to purchase common stock owned by such stockholder. The informtation in this table assumes that all shares offered are sold.

(2)
Includes 14,832 shares of common stock issuable upon conversion of Series A-1 Preferred Stock, and 207,529 shares of common stock issuable upon exercise of warrants.  The exercise price of 4,912 warrants at $40 per share, the exercise price of 14,332 warrants at $10 per share, and the exercise price of 188,285 warrants at $0.18 per share.  Also includes 5,160,307 shares of common stock.  Mr. Steffens is a member of the Company’s Board of Directors.

(3)
Includes 1,017,501 shares of common stock issued in connection with the August 2007 offering; 475,141 shares of common stock issued in connection with the SDS Loan refinancing and 391,696 shares of common stock and 188,285 shares of common stock issuable upon exercise of warrants at $0.18 per share issued in connection with the BluePhoenix Loan conversion.

(4)
Owns 4,801,186 shares of common stock and 12,512 shares issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows: 3,194 at $40.00 per share, and 9,318 at $10.00 per share.

(5)	Includes 109,890 shares of common stock issued in connection with the August 2007 offering and 213,771 shares of common stock in connection with the SDS Loan refinancing.

(6)
Owns 4,094,950 shares of common stock and 6,738 shares issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows: 1,720 at $40.00 per share, and 5,018 at $10.00 per share.

(7)	Includes 93,610 shares of common stock issued in connection with the August 2007 offering and 261,227 shares of common stock in connection with the SDS Loan refinancing.

(8)	Includes 2,801,997 shares of common stock issued in connection with the BluePhoenix Loan conversion.

(9)
Owns 19,166 shares of common stock issuable upon exercise of warrants.  The exercise price of 2,457 warrants at $40 per share, and the exercise price of 16,709 warrants at $10 per share.  Also includes 1,963,078 shares of common stock.  Mr. Miller is a member of the Company’s Board of Directors.

(10)	Includes 81,400 shares of common stock issued in connection with the August 2007 offering and 474,998 shares of common stock in connection with the SDS Loan refinancing.

(11)	Includes 81,400 shares of common stock issued in connection with the August 2007 offering.

(12)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(13)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(14)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(15)
Owns 1,000 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  Also owns 329 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 721,564 shares of common stock.

(16)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(17)
Owns 2,000 shares of common stock issuable upon conversion of Series A-1 preferred stock.  Also owns 2,858 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.   Also includes 711,457 shares of common stock.

(18)	In April 2008, the Company issued 623,214 shares of the Company’s common stock to Haines Family Trust to satisfy the obligation of $159,106 for rent payable.

(19)
Owns 18,778 shares of common stock issuable upon exercise of warrants.  The exercise price of 1,982 warrants is $20 per share, and the exercise price of 16,796 warrants is $10 per share.  Also includes 654,147 shares of common stock.

(20)	Includes 122,100 shares of common stock issued in connection with the August 2007 offering.

(21)	Owns 6,031 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also owns 491,368 shares of common stock.

(22)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(23)	Owns 278 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 270,005 shares of common stock.

(24)	Includes 20,350 shares of common stock issued in connection with the August 2007 offering.

(25)	Includes 20,350 shares of common stock issued in connection with the August 2007 offering.

(26)	Includes 28,490 shares of common stock issued in connection with the August 2007 offering.

(27)	Owns 222 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 130,228 shares of common stock.

(28)	Includes 10,175 shares of common stock issued in connection with the August 2007 offering.

(29)	Includes 20,350 shares of common stock issued in connection with the August 2007 offering.

(30)	Owns 250 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 124,135 shares of common stock.

(31)	Includes 124,135 shares of common stock issued in connection with the August 2007 offering.

(32)	Includes 12,210 shares of common stock issued in connection with the August 2007 offering.

(33)	Includes 101,750 shares of common stock issued in connection with the August 2007 offering.

(34)
In June 2008, the Company entered into an agreement to issue 80,993 shares of the Company’s common stock to Chris Whelan to satisfy the obligation of $20,678 for consulting fees payable.  These shares were issued in July 2008.

(35)	Owns 3,000 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 40,700 shares of common stock.

(36)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(37)	Includes 40,700 shares of common stock issued in connection with the August 2007 offering.

(38)	Includes 12,210 shares of common stock issued in connection with the August 2007 offering.

(39)	Includes 28,490 shares of common stock issued in connection with the August 2007 offering.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Sales of shares may be effected by selling stockholders in one or more types of transactions (which may include block transactions), in the over-the-counter market, any exchange or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of any such methods of sale, and any other method permitted pursuant to applicable law, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may pledge and/or loan these shares to broker-dealers who may borrow the shares against their hedging short position and in turn sell these shares under the prospectus to cover such short position.

The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer is not expected to be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of Rule 144.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data is derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year Ended December 31, (in thousands, except per share data)					Nine Months Ended September 30,
	2003	2004	2005	2006	2007	2007	2008
SELECTED STATEMENT OF OPERATIONS DATA
Revenue	$530	$775	$785	$972	$1,808	$935	$2,475
Loss from continuing operations	$(9,874)	$(9,731)	$(3,681)	$(2,997)	$(1,975)	$(1,809)	$(463)
Loss from continuing operations per common share – basic and diluted	$(54.00)	$(27.05)	$(8.27)	$(0.25)	$(0.05)	$(0.06)	$(0.01)
Weighted average common and common equivalent shares outstanding– basic and diluted	215	360	445	35,182	36,771	34,785	45,682

	December 31,					September 30,
	2003	2004	2005	2006	2007	2007	2008
SELECTED BALANCE SHEET DATA
Working capital (deficiency)	$(6,555)	$(10,255)	$(13,894)	$(7,894)	$(6,132)	$(6,252)	$(6,039)
Total assets	5,362	530	241	597	1,251	448	871
Long-term debt, including current maturities	2,756	5,444	7,931	2,932	2,558	1,323	971
Senior convertible redeemable preferred stock	3,355	1,367	1,061	--	--	--	--
Stockholders' deficiency	(6,103)	(11,857)	(15,076)	(7,912)	(7,433)	(8,203)	(6,962)

BUSINESS

Overview

Cicero Inc, formerly known as Level 8 Systems, Inc. (“we”, “us” or the “Company”) is a provider of business integration software, which enables organizations to integrate new and existing information and processes at the desktop. Our business integration software addresses the emerging need for companies’ information systems to deliver enterprise-wide views of their business information processes. In addition to software products, we also provide technical support, training and consulting services as part of our commitment to providing our customers with industry-leading integration solutions.  Our consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the largest 500 corporations worldwide (the “Global 500”).

Our focus is on the desktop integration and business process automation market with our Cicero® product. Cicero® is a business application integration platform that enhances end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together.  Cicero® software offers a proven, innovative departure from traditional, costly and labor-intensive enterprise application integration, which occurs at the server level.  Cicero® provides non-invasive application integration at the desktop level.  Desktop level integration provides the user with a single environment with a consistent look and feel for diverse applications across multiple operating environments, reduces enterprise integration implementation cost and time, and supports a Service-Oriented Architecture (“SOA”). Cicero®’s desktop level integration also enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that works the way people think.

By using Cicero® software, we believe companies can decrease their customer management costs, improve their customer service and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments.  In addition, we believe Cicero® software enables organizations to reduce the business risks inherent in replacement or re-engineering of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero® software is engineered to integrate diverse business applications and shape them to more effectively serve the people who use them.  Cicero® provides an intuitive integration and development environment, which simplifies the integration of complex multi-platform applications. Cicero® provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes.  In addition, Cicero® can streamline end-user tasks by providing a single, seamless user interface for simple access to multiple systems or be configured to display one or more composite applications to enhance productivity.  Cicero® software enables automatic information sharing among line-of-business applications and tools. It is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency.  Finally, Cicero® software, by integrating diverse applications across multiple operating systems, is ideal for the financial services, for which Cicero® was initially developed, insurance, telecommunications, intelligence, security, law enforcement, governmental and other industries requiring a cost-effective, proven application integration solution.  Cicero® is also an integration solution for merger and acquisition events where the sharing of data and combining of systems is imperative.

Some of the companies and other users that have implemented or are implementing our Cicero® software product include Merrill Lynch Pierce Fenner & Smith Incorporated, Nationwide Financial Services, IBM and N.E.W. Customer Service Companies. We have also sold to intelligence, security, law enforcement and other government users.

Cicero Inc. was incorporated in New York in 1988 as Level 8 Systems, Inc. and re-incorporated in Delaware in 1999. Our principal executive offices are located at 8000 Regency Parkway, Suite 542, Cary, NC 27518 and our telephone number is (919) 380-5000. Our web site is www.ciceroinc.com.  Information contained on our website is not part of this prospectus.

Strategic Realignment

Historically, we have been a global provider of software solutions designed to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as Enterprise Application Integration or EAI. Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged.  This opportunity was represented by the increasing need to integrate applications that are physically resident on different platforms, a typical situation in larger companies.  In most cases, companies with large customer bases utilize numerous different, or "disparate," applications that were not designed to effectively communicate and pass information.  In addition, traditional EAI is often times too costly and time-consuming to implement.  It also requires a group of programmers with the necessary skills and ongoing invasive changes to application software code throughout the enterprise. With Cicero® software, which non-invasively integrates the functionality of these disparate applications at the desktop, we believe that we have found a unique solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero® software solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services and other industries with large deployed contact centers, as well as our other target markets.

We originally licensed the Cicero® technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant ownership rights in the Cicero® trademark. Merrill Lynch indemnifies us with regard to the rights granted to us by them. Consideration for the original Cicero® license we issued to Merrill Lynch consisted of 10,000 shares of our common stock. In consideration for the amendment, we issued an additional 2,500 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero® or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20 million. We have completely re-engineered the Cicero® software to provide increased functionality and much more powerful integration capabilities.

Our future revenues are entirely dependent on acceptance of Cicero® which has had limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. As of December 31, 2007, we had a working capital deficiency of approximately $6,132,000.  Accordingly, there is substantial doubt that we can continue as a going concern, as is expressed in the independent auditor’s report accompanying our financial statements.  In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers who have demonstrated interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about our financial viability. Cicero® software is a new “category defining” product in that most EAI projects are performed at the server level and Cicero®’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. In addition, emerging competition in the marketplace has aided in the awareness of this new technology. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

We expect that increased revenues will reduce our operating losses in future periods; however, there can be no assurance that we will be successful in executing as anticipated or in a timely manner.  If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to the Company or its stockholders.  If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months.  At our current rates of expense and assuming we will be able to generate revenues in the next twelve months at an annualized rate of revenue generated in the first nine months of 2008, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $1,000,000 during the next twelve months to maintain planned operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Market Opportunity

Contact Centers Market

Our target markets for Cicero® software include the customer contact centers of large consumer-oriented businesses, such as in the financial services, insurance and telecommunications industries.  Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, emails and other incoming customer inquiries and requests.  In today’s highly competitive markets, companies increasingly focus on the provision of customer service as a means of increasing customer satisfaction, customer retention rates and cross-selling opportunities.  For most companies, the key organization involved in this effort is the company’s customer contact center, or call center, whose personnel are directly customer-facing.

To provide quality customer service, customer service representatives (“CSR”) must be able to answer a customer’s questions quickly, handle any request the customer may have, and do so in an efficient and pleasant manner.  One of the significant challenges in the provision of quality customer service is the complexity of the CSR desktop.  This is due to the number of software applications on the CSR’s computer desktop, to the complexity of the applications used on the desktop, and changes in business processed within the organization.  Most CSRs must manage three or more applications on their desktop, including billing, inventory, delivery tracking, call tracking and customer relationship management software. In many instances, CSRs have six, eight, or ten or more applications they must learn and manage in order to provide service.

The number of applications on the typical CSR desktop is increasing due to the broader range of services that organizations are demanding of contact centers, the desire for CSRs to resolve calls during the first contact with the customer, and the need to sell additional products.  These applications are often a combination of Windows, web and host centric applications that are not integrated, requiring the CSR to learn and master them to perform their jobs.

Our goal is to greatly increase the efficiency of CSRs in our target markets. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while addressing high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

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Long Average Call Handling Time. Currently, most customer contact centers use several applications requiring the CSR to ask customers for account and telephone information, navigate between applications, and to retype customer information in several screens.  This increases the overall call handling time and decreases customer satisfaction.  In addition, many contact centers require multiple transfers to different agents to deal with diverse customer service issues.  A one-call, one-contact system reduces average call handling time and enhances customer service by avoiding these multiple transfers. Ideally, the customer service representative provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Reducing average call handling time and increasing customer service and customer intimacy are some of the primary metrics on which contact centers are evaluated by management. Improving customer service through simplified processes and having access to additional information in an integrated environment also provides opportunities to cross-sell other products.

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Training and Turnover of Contact Center Staff. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call.  These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service representatives, and pressure to decrease training time and increase the return on investment in customer service representatives.

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Industry Consolidation. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate through mergers and acquisitions, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

Our Solution

Cicero® is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. The Cicero® software solution provides the following key features:

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Integrated End-User Environment. The end-user can navigate any number of applications, whether local, client-server, mainframe legacy or web-browser, from a single environment with a consistent look and feel. Cicero® software integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows environment, Cicero® can subordinate its presentation and control it through the Cicero environment. Cicero® software can guide the user by providing assistance in tasks consisting of multiple steps, and make additional information accessible without any extra effort on the user’s part.

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Information Center. The optional Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly.  The Information Center is a composite application and a subset of the Cicero Graphical User Interface Manager, and provides a configurable information hub to enable end-users to interact with selected applications on a continuous basis and access real-time information.  The Information Center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with integrated voice response systems and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the optional Information Center and other applications.

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Context Sharing. Cicero® software’s unique, patented technology enables the right information in any workstation application to be shared with the other applications that need it.  Cicero® software’s Context-Sharing Manager within the Cicero Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. It also allows one subordinated application to perform processing based on a change in another application, thus causing applications to work together without end-user intervention.

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Advanced Integration Architecture. Cicero® software is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a light “footprint” in the Windows environment.  The Cicero® software’s publish and subscribe bus architecture provides for efficient inter-application communication.  Its event management capabilities allow applications to respond to events that occur within unrelated applications, making the integration more responsive. Cicero® software extends the usefulness and life span of legacy architectures and provides a common architecture for events across all platforms. Applications are integrated using Cicero Studio, a visual integration tool within the Cicero® software product which allows applications to be quickly integrated. Integrators are not required to understand the details of the underlying technology when integrating an application. Cicero® software also supports open platform architecture for communication and interoperability, native scripting languages and XML. Cicero® software is designed to be extendible, allowing extensions to new environments by using well-defined plug-ins or connectors. Cicero® software can also present components or elements of integration as web services and incoming web services requests can initiate Cicero® software processes without requiring any action by a user.

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Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration.  Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties. In addition, built-in trace and history mechanisms allow user’s management to obtain operational information that can detail users’ activities or point out operational problems.  Furthermore, Cicero® software can enforce steps to be performed in a particular order, if needed, so as to enforce conformance with regulations, such as HIPAA, across multiple applications, or when an older, non-conformant application needs to be used in such an environment.

We believe that deployment of the Cicero® software solution can provide our customers with the following key benefits:

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Lower Average Cost Per Call and Average Call Time.  Because Cicero® presents users with a single interface through which applications are accessed, it eliminates the need to navigate through and between applications.  Therefore, it eliminates redundant data entry, cuts keystrokes and streamlines or even eliminates process steps, including time consuming call wrap-up processes, thereby generating greater efficiency.  This enables increased first call resolution and significant reduction in average call times. Cost per call is lowered because the customer service representative is more productive.

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Reduce Staff Cost. Cicero® software can reduce staff cost in two ways. First, by increasing the efficiency of each customer service representative, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

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Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross-selling of products and services. For instance, a Cicero® enabled contact center might be configured to inform the customer service representatives that the customer does not use bill paying or other offered services. On the other hand, Cicero® software can help prevent customer service representatives from selling a product that is inappropriate for that customer or a product or service that the customer already has. Increasing the efficiency of cross-selling can both increase revenues and avoid customer dissatisfaction.

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Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency of its customer service representatives, decreasing average time per call and increasing effective cross-selling, the Cicero-enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition.  The access to multiple platforms through one user-friendly interface also improves the experience of the customer service representative, leading to improved customer service representative morale and productivity.

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Preserve Existing Information Technology Investment. Cicero® software integrates applications at the desktop level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero® software solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

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Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards such as BPEL and Service-Oriented Architecture.  The Cicero® software solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platforms. The Cicero® software solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the desktop level.

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Ease of Implementation and Enhanced Information Technology Productivity. The Cicero® software solution allows customers to create comprehensive data transformation and information exchange solutions without the need for custom coding. Our products provide pre-built adapters for a wide variety of systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero® was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero® software solution allows users to rapidly integrate new and existing applications with little or no customization required.

Our Strategy

Our goal is to be a recognized leader in providing complete desktop level application integration to our target markets.  Key elements of our strategy include the following:

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Expand into Our Target Markets.  Our short-term goal is to gain a presence in contact centers, such as in the financial services industry with the Cicero® software solution. We believe the financial services industry is ideal for Cicero® because each entity has a large base of installed users that use the same general groups of applications. However, Cicero® software can be used in any industry that needs to integrate applications and processes, such as the telecommunications and insurance industries. Additionally, we believe that state and local governments, first responders, intelligence and defense agencies are excellent target markets for integration of legacy applications.  Since the beginning of 2005, we entered into an agreement to install Cicero software throughout N.E.W. Customer Service Companies, a contact center outsourcing company, to shorten call times, improve agent efficiency and improve customer satisfaction.  We have recently deployed our software to Merrill Lynch’s International Wealth Management brokers. In addition, we have licensed Cicero software to the U.S. Department of Agriculture and the West Windsor Township, New Jersey Police Department.  The latter agency is deploying Cicero in their Public Safety Answering Point.  In this environment, Cicero® software will allow for fast and accurate retrieval of National Crime Information Center (NCIC) wanted person and related information, Interstate Identification Index, and National Law Enforcement Telecommunications systems, as well as various state criminal history and warrant data bases, motor vehicle records, and local arrest records.

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Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. Similarly, penetration into the government market requires alliances with proven government system integrators and suppliers.  To supplement our direct sales efforts, we are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services, government and eCRM integrated solutions. Since announcing the general availability of Cicero® 6.0 in May 2004, we have entered into strategic partnerships with the following system integrators/resellers, for integrated business solutions: ThinkCentric, Hewlett Packard and House of Code.  In addition, we have entered into strategic partnerships with Silent Systems, Inc. (a consultancy and reselling organization), ADPI LLC (a consultancy and reseller organization), and Pilar Services, Inc. (a government focused integrator and reseller).  The Company has no material dependency on any of these organizations, but rather looks to build upon these relationships as additional outlets for its products. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero® best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

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Leverage Our In-House Expertise in the Cicero® Software. Merrill Lynch originally developed Cicero® internally for use by approximately 30,000 professionals worldwide.  To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero® development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch’s Private Technology’s Architecture and Service Quality Group, and the Cicero® project director, who now serves as one of our directors, as well as several of the primary Cicero® engineers from Merrill Lynch to support our ongoing Cicero® development efforts.

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Utilize Market Analyses to Demonstrate Tangible Return-On-Investment results. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero® will provide tangible, demonstrable improvements to these metrics. In addition, Cicero® technology can integrate applications and processes more efficiently than other competing solutions. This reduces costs to customers and provides a faster return on investment than competing products.

Products

Desktop Integration Segment

Cicero®. Cicero® software integrates disparate applications regardless of the platform, enables rapid development of effective, simple-to-maintain composite applications, accelerates time to value and deploys cost-effective, "best-of-breed" business solutions by leveraging existing IT investments.  Cicero® software helps the architect maintain consistent integration project design and implementation by providing extensible, standardized software methods for interacting with Windows applications, COM objects, web pages, commercial software packages, legacy applications, and Java applications among others. Cicero® software can integrate applications running on the server or desktop, giving the architect complete flexibility in determining where, when, and how application integration occurs. Cicero® software can also be used to capture and aggregate data from many different applications, apply business rules as needed, such as data transformation rules, and share that data bi-directionally via a composite view. An event in one application can cause processing in another unrelated application, even if these were implemented using differing technologies, such as Windows and Java.

The patented Cicero® software technology, as exclusively licensed from Merrill Lynch, consists of several components, including the following: The Resource Manager, which manages the starting, stopping, and status of applications; the Event Manager, a Component Object Model (COM)-based messaging service; the Context Manager which administers the “publish and subscribe” protocols; and a Graphical User Interface (GUI) manager which allows applications to be presented to the user in one or more flexible formats selected by the user organization.  In 2004, we released a version of the Cicero® product which included our newly developed Cicero® Studio integration tool, to allow applications to be integrated using point-and-click methods. Cicero® software incorporates an Application Bus with code modules to handle the inter-application connections. There are additional tools that provide ancillary functions for the integrator including toolset to debug, view history and trace logs.

Cicero® Studio provides a nontraditional approach to application integration. By providing a high level of object-oriented integration, Cicero® Studio eliminates the need for source code modification. It includes high-level integration objects called genes (which translate disparate application interface protocols to one common interface used by Cicero® software), an event processor, a context manager and a publish-subscribe information bus that enables applications to share data. It also includes a set of integration wizards that greatly simplify the task of application integration.

Cicero® Studio is a powerful integration tool that eliminates most of the technical complexity associated with application integration. Integrators avoid the high cost and complexity of invasive code modifications and extend the scope of their integration capabilities into new and legacy environments. Cicero® Studio provides an open architecture that can be extended to incorporate new behaviors by adding genes and communicating with COM objects. This enables Cicero® software to be extended to accommodate new platforms and interface requirements as needed and provides a rich paradigm for evolving integration behaviors over time. It also means that Cicero® software can be implemented in both the desktop and n-tier server of a service-oriented architecture.

Cicero® software runs on Vista, Windows XP, and Windows 2000 to organize applications in a flexible graphical configuration that keeps all the application functionality that the user needs within easy reach. For instance, selecting the “memo” tab might cause a Microsoft Word memo-template to be created within the Cicero® desktop. The end-user need not even know that they are using Microsoft Word.  Moreover, a customer-tracking database can be linked with a customer relationship management software package.

Cicero® technology provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly.  Cicero®’s non-invasive technology means that clients do not risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

Cicero® software allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative may not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero® can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero® implementation, however, a different Cicero® configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality.  The functionality of the applications that Cicero® integrates can be modulated by the business goals of the ultimate client, the parent company.  This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

Services

We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions.  Experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering staff our services organization.  In addition, our services professionals have substantial industry specific backgrounds with extraordinary depth in our focus marketplace of financial services.

Maintenance and Support

We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, and telephone support.  Cicero® is frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must be met to deliver world-class service to our clients.  Many of the members of our staff have expertise in mission critical environments and are ready to deliver service commensurate with those unique client needs.

Training Services

Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies.  Our training organization seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor their curriculum to meet specific needs of our clients.

Consulting Services

We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

Customers

Our customers include both end-users to whom we sell our products and services directly and distributors and other intermediaries who either resell our products to end-users or incorporate our products into their own product offerings. Typical end-users of our products and services are large businesses with sophisticated technology requirements for contact centers, in the financial services, insurance and telecommunications industries, and intelligence, security, law enforcement and other governmental organizations.

Our customers are using our solutions to rapidly deploy applications. Some examples of customers' uses of our products include:

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Business Process Outsourcers - use our Cicero® solution in contact centers to provide real time integration among existing back-office systems, eliminate redundant data entry, shorten call times, provide real-time data access and enhance customer service and service levels.

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A financial institution - uses our Cicero® solution to provide real-time integration among market data, customer account information, existing back-office systems and other legacy applications, eliminate redundant data entry, provide real-time data access and processing, and enhance customer service and service levels.

•	An insurance company - uses our Cicero® solution to integrate their customer information systems with over thirty software applications including a CRM application.

•	A law enforcement organization - uses our Cicero® solution to streamline and automate support for arrests and investigations while merging federal, state and local systems within a unified process.

Other customers are systems integrators, which use our Cicero® product to develop integration solutions for their customers.

In 2007, Merrill Lynch accounted for more then ten percent (10%) of our operating revenues.  Merrill Lynch, N.E.W. Customer Service Companies, IBM, and Pilar Services, Inc. each accounted for more than ten percent (10%) of our operating revenues in 2006. In 2005, N.E.W. Customer Service Companies and Innovative System Solutions Corporation accounted for more than ten percent (10%) of our operating revenue.

Sales and Marketing

Sales

An important element of our sales strategy is to supplement our direct sales force by expanding our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we continue to jointly sell and implement Cicero® software solutions with strategic partners such as systems integrators and embed Cicero® along with other products through reseller relationships.  We provide training and other support necessary to systems integrators and resellers to aid in the promotion of our products.  To date we have entered into strategic partnerships with the following resellers, for integrated business solutions: BluePhoenix Solutions, ThinkCentric, Hewlett Packard and House of Code.  In addition, we have entered into strategic partnerships with TrySynergy Consulting, Innovative Solutions Group, Piercetech, Silent Systems, Inc., ADPI LLC, and Pilar Services, Inc.  These organizations have relationships with existing customers or have access to organizations requiring top secret or classified access.  In addition, several of these partners can bundle Cicero® with other software to provide a comprehensive solution to customers.  We are not materially dependent on any of these organizations. Generally, our agreements with such partners provide for price discounts based on their sales volume, with no minimum required volume.

Marketing

The target market for our products and services are large companies operating contact centers in the financial services, insurance and telecommunications industries, as well as users in the intelligence, security and law enforcement communities and other governmental organizations. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

Our marketing staff has an in-depth understanding of the customer contact center software marketplace and the needs of these customers, as well as experience in all of the key marketing disciplines.  They also have knowledge of the financial services industry and government organizations that have focused on application integration solutions to address needs in mergers and acquisitions and homeland security.

Core marketing functions include product marketing, marketing communications and strategic alliances.  We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote our company and our brands. Our marketing programs are specifically directed at our target markets, and include speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and ancillary material.  As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

The marketing department also produces ancillary material for presentation or distribution to prospects, including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

Research and Product Development

In connection with the narrowing of our strategic focus, we have experienced an overall reduction in research and development costs. Since Cicero® is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

We incurred research and development expense of approximately $474,000 for the nine months ended September 30, 2008 and approximately $569,000, $533,000, and $891,000 in 2007, 2006, and 2005, respectively. The increase in costs in 2007 as compared to 2006 reflects a charge for stock compensation expense of approximately $103,000 offset by general decreases in overhead costs and employee benefits. The decrease in costs in 2006 as compared to 2005 reflects the reduction in the number of employees by two plus associated overheads in 2006.

Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

Competition

The markets in which we compete are highly competitive and subject to rapid change. These markets are highly fragmented and served by numerous firms. We believe that the competitive factors affecting the markets for our products and services include:

•	Product functionality and features;

•	Availability and quality of support services;

•	Ease of product implementation;

•	Price;

•	Product reputation; and

•	Our financial stability.

The relative importance of each of these factors depends upon the specific customer environment. Although we believe that our products and services can compete favorably, we may not be able to increase our competitive position against current and potential competitors. In addition, many companies choose to deploy their own information technology personnel or utilize system integrators to write new code or rewrite existing applications in an effort to develop integration solutions. As a result, prospective customers may decide against purchasing and implementing externally developed and produced solutions such as ours.

We compete with companies that utilize varying approaches to modernize, web-enable and integrate existing software applications:

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Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop.  Plumtree is a representative company in the market.

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Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture.  This approach requires modification of the application source code and substantial infrastructure investments and operational expense.  Reuters, TIBCO and IBM MQSeries are competitors in the middleware market.

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CRM software offers application tools that allow developers to build product specific interfaces and custom applications.  This approach is not designed to be product neutral and is often dependent on deep integration with our technology.  Siebel is a representative product in the CRM software category.

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Recently, there have been several companies that offer capabilities similar to our Cicero® software in that these companies advertise that they integrate applications without modifying the underlying code for those applications. OpenSpan is one company who advertises that they can non-invasively integrate at the point of contact or on the desktop.

Other competitors include Above All Software, Attachmate Corporation, Seagull Software Ltd. and Oracle. Our Cicero® product competes directly with other contact center solutions offered by Microsoft, Corizon and Jacada. We expect additional competition from other established and emerging companies. Furthermore, our competitors may combine with each other, or other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

Intellectual Property

Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Merrill Lynch holds a patent with respect to the Cicero® technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country.  We use the registered trademarks “Cicero®” and  “Ensuredmail”

All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

Employees

As of December 31, 2008 we employed 28 employees, of which 27 are full time employees.  Our employees are not represented by a union or a collective bargaining agreement.

We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Vista, Windows XP, and Windows 2000 operating systems as well as the Linux operating system by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

PROPERTIES

Our corporate headquarters and United States operations group and administrative functions are based in offices of approximately 5,038 square feet in our Cary, North Carolina office pursuant to a lease expiring in 2010.

LEGAL PROCEEDINGS

Various lawsuits and claims have been brought against us in the normal course of our business. In October 2003, we were served with a summons and complaint in the Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors.  The amount in dispute was approximately $200,000 and is recorded as part of our accounts payable. Subsequent to March 31, 2004, we settled this litigation.  Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. We are in the process of negotiating a series of payments for the remaining liability of approximately $80,000.

Under the indemnification clause of the our standard reseller agreements and software license agreements, we agree to defend the reseller/licensee against third party claims asserting infringement by our products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This prospectus contains certain forward-looking statements, that address our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward- looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans, and are cautioned not to place undue reliance on these forward looking statements. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements, which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in “Risk Factors” and the following:
•	There is substantial doubt as to whether we can continue as a going concern;

•	We have a history of losses and expect that we will continue to experience losses at least through the second quarter of 2009;

•	We develop new and unproven technology and products;

•	We depend on an unproven strategy for ongoing revenue;

•	Economic conditions could adversely affect our revenue growth and cause us not to achieve desired revenue;

•	The “penny stock” rule will limit brokers and dealers trading in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline;

•	Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price;

•	Loss of key personnel associated with Cicero® development could adversely affect our business;

•	Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero®;

•	Our ability to compete may be subject to factors outside our control;

•	The markets for our products are characterized by rapidly changing technologies, evolving industry standards, and frequent new product introductions;

•	We may face damage to the reputation of our software and a loss of revenue if our software products fail to perform as intended or contain significant defects;

•	We may be unable to enforce or defend our ownership and use of proprietary and licensed technology;

•	Our business may be adversely impacted if we do not provide professional services to implement our solutions;

•	Because our software could interfere with the operations of customers, we may be subject to potential product liability and warranty claims by these customers;

•	We have not paid any cash dividends on our common stock and it is likely that no cash dividends will be paid in the future; and

Provisions of our charter and bylaws could deter takeover attempts.

General Information

Cicero is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero® software product.  Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

In addition to software products, we also provide technical support, training and consulting services as part of our commitment to providing our customers industry-leading integration solutions.  Our consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000.  We offer services around our integration  and encryption software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements

Business Strategy

Based upon the current business environment in which we operate, the economic characteristics of its operating segment and management’s view of the business, a revision in terms of aggregation of its segments was appropriate. Therefore the segment discussion outlined below clarifies the adjusted segment structure as determined by management under SFAS No. 131. All prior year amounts have been restated to conform to the new reporting segment structure.

Management makes operating decisions and assesses performance of our operations based on one reportable segment, the Software product segment.  Prior to this change we had two separate segments: Desktop Integration and Messaging. The Messaging business has always been an immaterial part of our overall business and generally all its sales efforts are focused on the Cicero product. As such, we have elected to combine the two products into one reportable segment.

The Software product segment is comprised of the Cicero® product.  Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.

Results of Operations

The following table sets forth, for the years indicated, our results of continuing operations expressed as a percentage of revenue and presents information for the three categories of revenue.

	Three Months ended, September 30,		Nine Months ended, September 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006	2005
Revenue:
Software	12.5%	0.3%	48.6%	0.1%	27.7%	21.4%	51.9%
Maintenance	43.1%	21.7%	24.1%	21.6%	16.6%	12.3%	18.7%
Services	44.4%	78.0%	27.3%	78.3%	55.7%	66.3%	29.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue:
Software	0.7%	0.0%	1.6%	0.0%	1.0%	0.9%	2.0%
Maintenance	9.5%	24.3%	7.4%	21.5%	14.6%	21.8%	44.6%
Services	44.1%	54.5%	24.4%	45.7%	36.2%	56.2%	104.7%
Total	54.3%	78.8%	33.4%	67.2%	51.8%	78.9%	151.3%

Gross margin (loss)	45.7%	21.2%	66.6%	32.8%	48.2%	21.1%	(51.3)%

Operating expenses:
Sales and marketing	40.3%	62.3%	27.4%	61.2%	43.5%	35.6%	79.9%
Research and product development	27.7%	56.1%	19.2%	50.8%	31.5%	54.8%	113.5%
General and administrative	58.5%	141.1%	38.8%	114.3%	75.0%	124.1%	144.8%
(Gain) on disposal of assets	0.0%	0.0%	0.0%	0.0%	0.0%	(2.5)%	0.0%
Total	126.5%	259.4%	85.3%	226.3%	150.0%	212.0%	338.2%

Income\(loss) from operations	(80.8)%	(238.2)%	(18.7)%	(193.5)%	(101.8)%	(190.9)%	(389.5)%
Other (expense), net	(14.9)%	(11.1)%	(5.9)%	6.6%	(7.5)%	(117.5)%	(79.4)%
Income\(loss) before taxes	(95.7)%	(249.4)%	(24.6)%	(208.1)%	(109.3)%	(308.4)%	(468.9)%
Income tax provision (benefit)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net income\(loss)	(95.7)%	(249.4)%	(24.6)%	(208.1)%	(109.3)%	(308.4)%	(468.9)%

 The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the periods indicated:

	2007	2006	2005
United States	100%	100%	100%

The table below presents information about reported segments for the years indicated (in thousands):

	Three Months ended, September 30,		Nine Months ended, September 30,		For the year ended December 31,
	2008	2007	2008	2007	2007	2006	2005
Total revenue	$578	$387	$2,475	$935	$1,808	$972	$785
Total cost of revenue	314	305	827	628	937	767	1,188
Gross margin (loss)	264	82	1,648	307	871	205	(403)
Total operating expenses	731	1,004	2,111	2,116	2,711	2,085	2,655
Segment income\(loss)	$(467)	$(922)	$(463)	$(1,809)	$(1,840)	$(1,880)	$(3,058)

A reconciliation of segment operating expenses to total operating expense follows (in thousands):

	Three Months ended, September 30,		Nine Months ended, September 30,		For the year ended December 31,
	2008	2007	2008	2007	2007	2006	2005
Segment operating expenses	$731	$1,004	$2,111	$2,116	$2,711	$2,085	$2,655
(Gain) on disposal of assets	-	-	-	-	-	(24)	-
Total operating expenses	$731	$1,004	$2,111	$2,116	$2,711	$2,061	$2,655

A reconciliation of total segment profitability to net loss follows for the years indicated (in thousands):

	Three Months ended, September 30,		Nine Months ended, September 30,		For the year ended December 31,
	2008	2007	2008	2007	2007	2006	2005
Total segment income\(loss)	(467)	$(922)	(463)	$(1,809)	$(1,840)	$(1,880)	$(3,058)
Gain on disposal of assets	-	-	-	-	-	24	-
Interest and other income\(expense), net	(86)	(43)	(146)	(137)	(135)	(1,141)	(623)
Net income\(loss)	$(553)	$(965)	$(609)	$(1,946)	$(1,975)	$(2,997)	$(3,681)

THREE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 2007.

Total Revenues.  Total revenues increased $191,000, or 49%, from $387,000 to $578,000, for the three months ended September 30, 2008 as compared with the three months ended September 30, 2007. This increase is primarily due to an increase in additional software license revenue and the amortized maintenance revenue from the addition of a large customer during the second quarter of 2008.

Total Cost of Revenue.  Total cost of revenue increased $9,000, or 3%, from $305,000 to $314,000, for the three months ended September 30, 2008 as compared with the three months ended September 30, 2007.  The increase is primarily attributable to increased professional service headcount and travel resulting from consulting engagements partially offset by a decrease in employee stock option expense that was recorded in the third quarter of 2007.

Total Gross Margin.  Gross margin was $264,000, or 45.7%, for the three months ended September 30, 2008 as compared to the gross margin of $82,000, or 21.2% for the three months ended September 30, 2007. The increase in gross margin is due to the increase of software license and maintenance revenue for the quarter ended September 30, 2008.

Total Operating Expenses.  Total operating expenses decreased $273,000, or 27% from $1,004,000 to $731,000 for the three months ended September 30, 2008, as compared with the three months ended September 30, 2007.  The decrease in total operating expenses is primarily attributable to a reduction in stock option expense for 2008 of approximately $238,000.

Revenue.  The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

The Company's revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of the Company’s sales force.  The Company typically does not have any material backlog of unfilled software orders and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on revenue levels that are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from quarter to quarter.

We generally recognize revenue from software license fees when our obligations to the customer are fulfilled, which is typically upon delivery or installation.  Revenue related to software maintenance contracts is recognized ratably over the terms of the contracts.  Revenues from services are recognized on a time and materials basis as the services are performed and amounts due from customers are deemed collectible and non-refundable.  The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable.  Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Software Products.
Software Product Revenue.  Software product revenue for the three months ended September 30, 2008 increased by approximately $71,000 from $1,000 to $72,000 as compared to the three months ended September 30, 2007 primarily due to additional revenues from a large customer added in second quarter 2008.

Software Product Gross Margins.  Gross margin on software products for the three months ended September 30, 2008 was 94.4% compared with 100% for the three months ended September 30, 2007.   It reflects the accrual of royalty payments offset by revenues.  Cost of software is composed of royalties to third parties, and to a lesser extent, production and distribution costs.

Maintenance.
Maintenance Revenue.  Maintenance revenue for the three months ended September 30, 2008 increased by approximately $165,000, or 196%, from $84,000 to $249,000 as compared to the three months ended September 30, 2007 primarily due to a new renewal contract that initiated in first quarter 2008.

Maintenance Gross Margin.  Gross margin on maintenance products for the three months ended September 30, 2008 was 77.9% compared with a gross margin loss of 11.9% for the three months ended September 30, 2007.  Cost of maintenance is comprised of personnel costs and related overhead for the maintenance and support of the Company’s software products.  The increase of gross margin is due to the increase in maintenance revenue and a reduction in stock compensation expense for 2008.

Services.
Services Revenue.  Services revenue decreased $45,000, or 15%, from $302,000 to $257,000 for the three months ended September 30, 2008 as compared with the three months ended September 30, 2007. The decrease in services revenues is due to the timing of certain consulting services engagements.

Services Gross Margin.  Services gross margin was 0.8% for the three months ended September 30, 2008 compared with gross margin of 30.1% for the three months ended September 30, 2007.  The decrease in gross margin was primarily attributable to the decrease in revenues compounded by an increase in headcount.

Operating Expenses:
Sales and Marketing.  Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses for the three months ended September 30, 2008 decreased by approximately $8,000, or 3%, from $241,000 to $233,000 as compared with the three months ended September 30, 2007.  The decrease is primarily attributable to the reduction in stock option expense for quarter ended September 30, 2008 compared with the same quarter in 2007.

Research and Development.  Research and product development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by approximately $57,000, or 26%, from $217,000 to $160,000 for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007. The decrease in costs for the quarter is primarily due to the reduction in stock option expense for the quarter ended September 30, 2008 compared with the same quarter in 2007.

General and Administrative. General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. Our office is located in Cary, North Carolina.  General and administrative expenses for the three months ended September 30, 2008 decreased by approximately $208,000, or 38%, from $546,000 to $338,000 over the same period in the prior year.  The decrease is primarily attributable to a reduction of $246,000 in stock option expense for the quarter ended September 30, 2008 compared with the same quarter in 2007.

Provision for Taxes. The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax expense/benefit was not recorded for the income/loss incurred in the third quarter of 2008 or 2007. Because of the Company’s recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

Impact of Inflation.  Inflation has not had a significant effect on the Company’s operating results during the periods presented.

NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2007.

Total Revenues.  Total revenues increased $1,540,000, or 165%, from $935,000 to $2,475,000, for the nine months ended September 30, 2008 as compared with the nine months ended September 30, 2007. This increase is due to an increase in software license revenue from a large customer added in the second quarter 2008 and associated maintenance revenue for the first nine months of 2008 offset by a slight decrease in consulting revenue for the same period.

Total Cost of Revenue.  Total cost of revenue increased $199,000, or 32%, from $628,000 to $827,000, for the nine months ended September 30, 2008 as compared with the nine months ended September 30, 2007.  The increase is primarily attributable to increased headcount and travel resulting from consulting engagements.

Total Gross Margin.  Gross margin was $1,648,000, or 66.6%, for the nine months ended September 30, 2008 as compared to the gross margin of $307,000, or 32.8% for the nine months ended September 30, 2007. The increase in gross margin is due to the increase of software license revenue and associated maintenance revenue for the nine months ended September 30, 2008.

Total Operating Expenses.  Total operating expenses decreased $5,000, or 0.2% from $2,116,000 to $2,111,000 for the nine months ended September 30, 2008, as compared with the nine months ended September 30, 2007.  The decrease in total operating expenses is primarily attributable to a reduction in employee stock option expense partially offset by additional sales and marketing costs due to increased headcount and participation at trade shows.

Software Products.
Software Product Revenue.  Software product revenue for the nine months ended September 30, 2008 increased by approximately $1,203,000 from $1,000 to $1,204,000 as compared to the nine months ended September 30, 2007 primarily due to additional revenues from a large customer added in second quarter 2008.

Software Product Gross Margins.  Gross margin on software products for the nine months ended September 30, 2008 was 96.7% compared with 100% for the nine months ended September 30, 2007.   Cost of software is composed of royalties to third parties, and to a lesser extent, production and distribution costs.

Maintenance.
Maintenance Revenue.  Maintenance revenue for the nine months ended September 30, 2008 increased by approximately $394,000, or 195%, from $202,000 to $596,000 as compared to the nine months ended
September 30, 2007 primarily due to deferred revenue being recognized from a customer added in first quarter 2008.

Maintenance Gross Margin.  Gross margin on maintenance products for the nine months ended September 30, 2008 was 69.5% compared with 0.5% for the nine months ended September 30, 2007.  The increase of gross margin is due to the increase in maintenance revenue.

Services.
Services Revenue.  Services revenue decreased $57,000, or 8%, from $732,000 to $675,000 for the nine months ended September 30, 2008 as compared with the nine months ended September 30, 2007. The decrease in services revenues is due to the timing of integration projects.

Services Gross Margin.  Services gross margin was 10.4% for the nine months ended September 30, 2008 compared with gross margin of 41.7% for the nine months ended September 30, 2007.  The decrease in gross margin was primarily attributable to the decrease in service billings noted above and an increase in headcount and commissions.

Operating Expenses:
Sales and Marketing.  Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses for the nine months ended September 30, 2008 increased by approximately $106,000, or 19%, from $572,000 to $678,000 as compared with the nine months ended September 30, 2007.  The increase is primarily attributable to an increase in headcount, increased travel, and greater trade show participation, offset by a reduction in stock compensation expense.

Research and Development.  Research and product development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by approximately $1,000, or 0.2%, from $475,000 to $474,000 for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007.

General and Administrative. General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. Our office is located in Cary, North Carolina.  General and administrative expenses for the nine months ended September 30, 2008 decreased by approximately $110,000, or 10%, from $1,069,000 to $959,000 over the same period in the prior year.  The decrease is primarily attributable to a decrease in employee stock option expense.

Provision for Taxes. The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the loss incurred for the nine months ended September 30, 2008 or September 30, 2007. Because of the Company’s recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

Impact of Inflation.  Inflation has not had a significant effect on the Company’s operating results during the periods presented.

Years Ended December 31, 2007, 2006, and 2005

Total revenues increased 86% from $972,000 in 2006 to $1,808,000 in 2007. Revenues increased 24% from $785,000 in 2005 to $972,000 in 2006.   The increase in revenues in 2007 is primarily due to increased labor billings from integration contracts with our professional services staff (approximately $366,000) and software license revenue generated under an OEM contract with Merrill Lynch in December 2007 ($500,000). The increase in revenues in 2006 over 2005 reflects a change in the mix of revenues, wherein license revenues decreased and professional service revenues from consulting contracts increased. Gross profit margin (loss) was 48%, 21% and (51%) for 2007, 2006, and 2005, respectively.  Under the terms of the OEM agreement with Merrill Lynch, we will recognize two components of software revenue. The first component will be runtime licenses, and once those licenses are deployed by Merrill Lynch; the second component will be a monthly subscription fee for each license deployed. We may or may not incur additional license revenues under this OEM agreement.

Software Products. Software product revenue increased from $208,000 in 2006 to $501,000 in 2007 or approximately 141%. Software product revenue decreased approximately 49% in 2006 from those results achieved in 2005. The increase in software revenues in 2007 was attributed to us entering into an OEM agreement with Merrill Lynch in December 2007.  In 2005, we were able to successfully deploy its software to several smaller integration engagements.

The gross margin on software products was 96% for each of the years ended December 31, 2007, 2006 and 2005.  Cost of software is composed primarily of royalties to third parties, and to a lesser extent, production and distribution costs. The Cicero® software technology and related patents were licensed by us on a worldwide basis from Merrill Lynch in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant ownership rights in the Cicero® trademark. We are indemnified by Merrill Lynch with regard to the rights granted to Cicero® by them. In consideration for the original Cicero® license we issued to Merrill Lynch 10,000 shares of the Company’s common stock. In consideration for the amendment, we issued an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement pursuant to which, we pay a royalty of 3% of the sales price for each sale of Cicero® software or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20,000,000.

We expect to see significant increases in software sales coupled with improving margins on software products as Cicero® gains acceptance in the marketplace. Our expectations are based on management’s review of the sales cycle that has developed around the Cicero® product since being released by us, their review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations.

Maintenance.  Maintenance revenues for the year ended December 31, 2007 increased by approximately 150% or $180,000 from 2006. Maintenance revenues for the year ended December 31, 2006 decreased by approximately 18% or $27,000 from 2005. The increase in maintenance revenues for 2007 is primarily attributed to one significant new maintenance customer during the year. The decline in maintenance revenues in 2006 reflects the non-renewal of one maintenance contract for the Cicero® product.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of our software products. We experienced a gross margin on maintenance products of 12% for 2007. Gross margin (loss) on maintenance products for 2006 and 2005 were (76%) and (138%), respectively.

Maintenance revenues are expected to increase as a result of our expected increase in sales of the Cicero® product. The cost of maintenance should increase slightly.

Services.  Services revenue for the year ended December 31, 2007 increased by approximately 56% or $363,000 over the same period in 2006. Services revenue for the year ended December 31, 2006 increased by approximately 178% or $413,000 over the same period in 2005.  The increase in service revenues in each of the past two years are attributable to consulting engagements that were earned during the past two years.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was 35%, 15%, and  (256%) for the years ended 2007, 2006, and 2005 respectively.

Services revenues are expected to increase as the Cicero® product gains acceptance.

Sales and Marketing.  Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses increased 127% or approximately $440,000 to $786,000 in 2007 as compared to $346,000 in 2006 and decreased by 45% or approximately $281,000 in 2006 as compared to $627,000 in 2005. The increase in sales and marketing expenses in 2007 is attributable to the establishment of a sales team and several marketing campaigns as well as a charge for stock compensation expense of approximately $97,000. In 2006, we had reduced its sales and marketing workforce, decreased promotional activities and  changed  the sales compensation structure. Specifically, we changed the compensation structure to lower fixed costs and increase variable success-based costs.

Sales and marketing expenses are expected to increase as we add additional direct sales personnel and support the sales function with collateral marketing materials and marketing events. .

Research and Development.  Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead.  Research and development expense increased by 7% or $36,000 to $569,000 in 2007 as compared to $533,000 in 2006 and decreased by 40% or $358,000 in 2006 as compared to $891,000 in 2005. The increase in costs in 2007 as compared to 2006 reflects a charge for stock compensation expense of approximately $103,000 offset by general decreases in overhead costs and employee benefits. The decrease in costs in 2006 as compared to 2005 reflects the reduction in the number of employees by two plus associated overheads in 2006.

The Company intends to continue to make a significant investment in research and development while enhancing efficiencies in this area.

General and Administrative. General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, investor relations and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the year ended December 31, 2007 increased by 12% or $150,000 to $1,356,000 from $1,206,000 in the prior year. The increase in general administrative costs reflects a charge for stock based compensation of approximately $363,000, net of reductions in general overheads and salary from its former Chief Information Officer who left the company in July 2007. In fiscal 2006, general and administrative expenses increased by 6% or $69,000 as compared to $1,137,000 in 2005. The increase in general administrative costs is primarily due to costs associated with the Company’s recapitalization plan in 2006.

General and administrative expenses are expected to slightly increase going forward as the Company’s revenues increase.

Provision for Taxes. The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2007, 2006, or 2005. Because of the Company’s inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

Impact of Inflation.  Inflation has not had a significant effect on the Company’s operating results during the periods presented.

Liquidity and Capital Resources for the Nine Months Ended September 30, 2008
Operating and Investing Activities

Cash and cash equivalents decreased to $228,000 at September 30, 2008 from $250,000 at December 31, 2007.  The Company used $22,000 of cash for the nine months ended September 30, 2008.

Cash provided by operations for the nine months ended September 30, 2008 was $475,000 compared with $1,398,000 used by operations for the nine months ended September 30, 2007.  Cash provided by operations for the nine months ended September 30, 2008 was primarily driven by non-cash charges for stock compensation of approximately $344,000; the decrease of approximately $359,000 in accounts receivable; and the increase of deferred revenues from maintenance contracts of $394,000.  These cash inflows were offset by the loss from operations of approximately $609,000.

The Company bought $38,000 worth of equipment for the nine months ended September 30, 2008.

Financing Activities

Net cash used by financing activities for the nine months ended September 30, 2008 was approximately $485,000 as compared with approximately $1,118,000 of net cash provided by financing activities for the nine months ended September 30, 2007.  Cash used by financing activities for the nine months ended September 30, 2008 was comprised primarily of repayment of short and long term debt.

Liquidity and Capital Resources for the Years 2007 and 2006

Operating and Investing Activities

We utilized $60,000 of cash for the year ended December 31, 2007

Operating activities utilized approximately $1,384,000 in cash, which was primarily comprised of the loss from operations of $1,975,000, offset by non-cash charges for depreciation and amortization of approximately $10,000, and stock compensation expense of $720,000 and a provision for doubtful accounts of $50,000. In addition, we had an increase in accounts receivable of $622,000, and prepaid expenses and other assets of $136,000. We generated approximately $478,000 in cash through an increase in the amount owing its creditors.

We utilized approximately $17,000 in cash in the purchase of updating our network equipment.

We generated approximately $1,347,000 of cash during the year from financing activities from increases in issuance of common stock in private placement of $1,040,000 and from approximately $307,000 resulting from net borrowings of notes payable.

We generated $281,000 of cash for the year ended December 31, 2006.

Operating activities utilized approximately $2,224,000 in cash, which was primarily comprised of the loss from operations of $2,997,000, offset by non-cash charges for depreciation and amortization of approximately $12,000, and stock compensation expense of $614,000 and a provision for doubtful accounts of $60,000. In addition, we had an increase in accounts receivable of $212,000, offset by a reduction of prepaid expenses and other assets of $31,000. We generated approximately $311,000 in cash through an increase in the amount owing its creditors.

We utilized approximately $17,000 in cash in the purchase of updating our network equipment.

We generated approximately $2,528,000 of cash during the year from financing activities from increases in Convertible Bridge notes of $2,148,000 and from approximately $380,000 resulting from the issuance of common stock.

Financing Activities

We funded our cash needs during the year ended December 31, 2007 with cash on hand from December 31, 2006, as well as through the use of proceeds from the private sale of common stock and from short term borrowings.

In February 2007, we completed a private sale of shares of common stock to a group of investors, three of which are members of our Board of Directors.  Under the terms of that agreement, we sold 3,723,007 shares of our common stock for $0.1343 per share for a total of $500,000.  Participating in this offering were Mr. Mark Landis, who was the Company’s Chairman at that time and Mr. Bruce Miller, who is a Board member.  Mr. Landis acquired 74,460 shares for a $10,000 investment and Mr. Miller acquired 148,920 shares for a $20,000 investment.  In May 2007, Mr. John L. (Launny) Steffens was elected Chairman of the Board of Directors.  Prior to his election, Mr. Steffens had participated in the private purchase of shares acquiring 1,006,379 shares for an investment of $135,157.

We had a term loan in the principal amount of $1,971,000 from Bank Hapoalim bearing interest at LIBOR plus 1.5%). In October 2007, we agreed to restructure the note payable to Bank Hapoalim and guaranty by BluePhoenix Solutions (formerly Liraz Systems Ltd.). Under a new agreement with BluePhoenix, we made a principal reduction payment to Bank Hapoalim in the amount of $300,000. Simultaneously, BluePhoenix paid $1,671,000 to Bank Hapoalim, thereby discharging that indebtedness. The Company and BluePhoenix entered into a new note in the amount of $1,021,000, bearing interest at LIBOR plus 1.0% and maturing on December 31, 2011. In addition, BluePhoenix acquired 2,546,149 shares of our common stock in exchange for $650,000 paid to Bank Hapoalim to retire that indebtedness.  Of the new note payable to BluePhoenix, approximately $350,000 is due on January 31, 2009 and the balance is due on December 31, 2011.

In October 2007, we completed a private sale of shares of our common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, we sold 2,169,311 shares of our common stock for $0.2457 per share for a total of $533,000. Participating in this consortium were Mr. John L. (Launny) Steffens, the Company’s Chairman, and Messrs. Bruce Miller, Don Peppers, and Bruce Percelay, members of the Board.  Mr. Steffens converted the principal amount of his short term notes with the Company of $250,000 for 1,017,501 shares of common stock.  Mr. Miller invested $20,000 for 81,400 shares of common stock, Mr. Peppers acquired 101,750 shares for a $25,000 investment and Mr. Bruce Percelay acquired 40,700 shares for a $10,000 investment.

In October 2007, we entered into a Long Term Promissory Note in the amount of $300,000 with Mr. John L Steffens, our chairman. The note bears interest at 3% per annum and matures on October 30, 2009. In order to bring the interest rate on the note in compliance with arm’s length regulations, we also issued 188,285 warrants to purchase our common stock at $0.18 each. The warrants were valued using the Black Scholes method and a fair value of $34,230 was charged to stock compensation expense in the fourth quarter of 2007. The warrants expire in 10 years. We used the proceeds from that loan to pay down the debt to Bank Hapoalim as noted above.

We incurred a net loss of approximately $1,975,000 for the year ended December 31, 2007 in addition to net losses of approximately $6,678,000 for the previous two fiscal years and a net loss of $609,000 for the nine months ended September 30, 2008.  We have experienced negative cash flows from operations for the past three years. At September 30, 2008, we had a working capital deficiency of approximately $6.0 million.  Our future revenues are entirely dependent on acceptance of Cicero®, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that we can continue as a going concern and the independent auditor’s report accompanying our financial statements raises doubts about our ability to continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding its product line and continues to negotiate with significant customers that have expressed interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero®’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging our limited number of reference accounts, while enhancing our list of resellers and systems integrators to assist in the sales and marketing process. The emergence of competing technologies has also increased the awareness of this new technology. Additionally, we must seek additional equity capital or other strategic transactions in the near term to provide additional liquidity.

We do not believe that we currently have sufficient cash on hand to finance our operations for the next twelve months. If we are unable to increase cash flow, we will need to obtain financing, which may not be on terms favorable to us or our stockholders. At our current rates of expense and assuming the Company will generate revenues in the next twelve months at the annualized rate of revenue generated in the first nine months of 2008, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $1,000,000 during the next twelve months to maintain planned operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contractual Obligations

Future minimum payments for all contractual obligations for years subsequent to December 31, 2007 are as follows (in thousands):

	2008	2009	2010	2011	Total
Short and long-term debt, including interest payments	$1,647	$699	$40	$711	$3,097
Service purchase commitments	175	--	--	--	175
Operating leases	103	97	101	--	301
Capital leases	2	--	--	--	2
Total	$1,927	$796	$141	$711	$3,575

Short and long-term debt, including interest payments, includes an outstanding indebtedness of approximately $1,021,000 term loan with BluePhoenix Solutions, a long term promissory note of $300,000 with the Company’s Chairman, Mr. John L. Steffens, and a $250,000 short-term note with SDS Merchant Fund.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2008, we will pay Mr. Broderick a base salary of $175,000 and performance bonuses in cash of up to $100,000 per annum based upon certain revenue goals and operating metrics as determined by the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Broderick is eligible for additional bonuses should the targeted pre tax income be exceeded by 150%. Upon termination of Mr. Broderick's employment by us without cause, we have agreed to provide Mr. Broderick with a lump sum payment of one year of Mr. Broderick’s then current base salary and payment of all deferred salaries and bonuses within thirty (30) days of termination. In addition, all then outstanding but unvested stock options shall vest one hundred percent (100%).

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements. We have no subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply the most judgment and make estimates regarding matters that are inherently uncertain.  Specific risks for these critical accounting policies are described in the following paragraphs.  With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

Our financial statements and related disclosures, which are prepared to conform to accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported.  We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements.  Our actual results in future periods could differ from those estimates.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; and (3) valuation of deferred tax assets.  These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

Revenue Recognition.  Our revenues are derived principally from three sources:  (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support.  We generally recognize revenue from software license fees when a license agreement has been signed by both parties, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain.  For multiple-element arrangements, we apply the “residual method.”  According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence (“VSOE”) of fair value of those elements.  VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately.  Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price.  The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable.  For instance, in our license arrangements with resellers, estimates are made regarding the reseller’s ability and intent to pay the license fee.  Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize.  Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Revenues from services include fees for consulting services and training.  Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable.  Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided.  To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

Allowance for Doubtful Trade Accounts Receivable.  In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices.  Assumptions are made regarding the customer’s ability and intent to pay and are based on historical trends, general economic conditions, and current customer data.  Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

Capitalization and Valuation of Software Product Technology. Our policy on capitalized software costs determines the timing of our recognition of certain development costs.  In addition, this policy determines whether the cost is classified as development expense or cost of software revenue.  Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization.  Additionally, we review software product technology assets for net realizable value at each balance sheet date.  Should we experience reductions in revenues because our business or market conditions vary from our current expectations, we may not be able to realize the carrying value of these assets and will record a write down at that time. As of December 31, 2007 and 2006 the Company had $0 in capitalized software product technology.

Valuation of Deferred Tax Assets.  Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future.  At December 31, 2007, we had a valuation allowance of $98,053,000 against $98,053,000 of gross deferred tax assets.  We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

At December 31, 2007, the Company has net operating loss carryforwards of approximately $230,847,000, which may be applied against future taxable income. These carryforwards will expire at various times between 2008 and 2027. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company’s subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured.

Recent Accounting Pronouncements:

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”).  SFAS 141R will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent consideration, contingencies, acquisition costs, research and development assets and restructuring costs.  In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income taxes.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.  The adoption of the provisions of SFAS 141R is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, An Amendment of Accounting Research Bulletin (“ARB”) No. 51.”  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The statement shall be applied prospectively as of the beginning of the fiscal year in which the statement is initially adopted.  The adoption of the provisions of SFAS 160 is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – an amendment of FASB Statement 115.”  The statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge provisions.  Most of the provisions of this statement apply only to entities that elect the fair value option; however, the amendment to FASB Statement 115, “Accounting for Certain Investment in Debt and Equity Services,” applies to all entities with available-for-sale and trading securities.  We do not believe adoption of this statement will have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109.”  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  FIN No. 48 also prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard.  Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized as an adjustment to the opening balance of accumulated deficit (or other appropriate components of equity) for that fiscal year.  The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The adoption of this new standard did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, to address diversity in practice in quantifying financial statement misstatements.  SAB 108 requires that a company quantify misstatements based on their impact on each of its financial statements and related disclosures.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The Company has adopted SAB 108 effective as of December 31, 2006.  The adoption of SAB 108 did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008.  We are currently evaluating the effect that the adoption of SFAS No. 157 will have on our financial position, results of operations, or cash flows.

Disclosures about Market Risk

As we have disposed of or closed most of our European offices and operations, the majority of revenues are generated from within the United States. We expect that trend to continue for the next year. As such, there is minimal foreign currency risk at present.  Should we continue to develop a reseller presence in Europe and Asia, that risk will be increased.

MANAGEMENT

The following table sets forth certain information about our directors and executive officers:
Name	Age	Position(s)
John L Steffens	67	Director and Chairman
John Broderick	59	Director and Chief Executive Officer/Chief Financial Officer
Anthony C. Pizi	49	Director
Mark Landis	67	Director
Bruce W. Hasenyager	66	Director
Jay R. Kingley	47	Director
Charles B. Porciello	73	Director
Bruce D. Miller	58	Director
Bruce A. Percelay	53	Director
John W. Atherton	66	Director
Don Peppers	57	Director

John L. Steffens
Director since May, 2007.

Mr. Steffens was appointed to our Board of Directors on May 16, 2007 and is the Founder and Managing Director of Spring Mountain Capital, L. P.  Prior to establishing Spring Mountain Capital in July 2001, Mr. Steffens spent 38 years at Merrill Lynch & Co., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets, which was later named the Private Client Group, from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001. Mr. Steffens was elected a member of the Board of Directors of Merrill Lynch & Co., Inc. in April 1986 and served on the board until July 2001. Mr. Steffens was Chairman of the Securities Industry Association during 1994 and 1995, and is currently a Trustee of the Committee for Economic Development. He is the National Chairman Emeritus of the Alliance for Aging Research and serves on the Board of Aozora Bank in Japan.  Mr. Steffens graduated from Dartmouth University in 1963 with a B.A. degree in Economics.  He also attended the Advanced Management Program of the Harvard Business School in 1979.

John P. Broderick
Director since July 2005.

Mr. Broderick was appointed to our Board of Directors in July 2005 and has served as our  Chief Executive Officer since July 2005 and as our Chief Financial Officer since April 2001. Mr. Broderick has served as the Chief Operating Officer of the Company from June 2002 until present, and as Corporate Secretary from August 2001 to present. Prior to joining our Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim Chief Financial Officer. Previously, Mr. Broderick served as Chief Financial Officer and Senior Vice President of North American Operations for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer.  Mr. Broderick received his B.S. in accounting from Villanova University.

Anthony C. Pizi
Director since August 2000.

Mr. Pizi has been  the Chief Information Officer of the Asset Management Platform Services Group of Deutsche Bank AG since August 2007. Mr. Pizi was the Company’s Chief Information Officer from August 2005 until August 2007 and served as Chief Executive Officer and Chief Technology Officer from February 2001 to July 2005. Mr. Pizi also served as Chairman of the Board of Directors from December 1, 2000 until March 7, 2005 and from June 1, 2005 until July 22, 2005. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group.  Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his B.S. in Engineering from West Virginia University.

Mark Landis
Director since July 2005.

Mr. Mark Landis has been the Senior Managing Member of the Security Growth Fund, a newly established private equity firm focused on the electronic security industry since May 2005. Prior to joining the Security Growth Fund, Mr. Landis was the Executive in Residence of The Jordan Company, a private equity firm based in New York from August 2003 until December 2004. Mr. Landis retired from being President of the North American Security Division of Siemens Building Technologies, Inc. in July of 2003, having joined that company in 1988.  Mr. Landis earned his B.A. from Cornell University and his Juris Doctorate from the University of Pennsylvania.  Mr. Landis received his CPCU - Chartered Property and Casualty Underwriter from the American Institute for Property and Liability Underwriters.

Bruce W. Hasenyager
Director since October 2002.

Mr. Hasenyager has been a director of the Company since October 2002.  Since November 2004, Mr. Hasenyager has served as Principal of Bergen & Webster Executive Communications.  From April 2002 until December 2004, he served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University (SMU) and Chief Operating Officer of the Guildhall at SMU. From April 1996 to April 2002, Mr. Hasenyager was a founder and served as Senior Vice President of Technology and Operations and Chief Technology Officer at MobilStar Network Corporation. Prior to April 1996, Mr. Hasenyager held executive and senior management positions in information technology at Chemical Bank, Merrill Lynch, Kidder Peabody, and Citibank.

Jay R. Kingley
Director since November 2002.

Mr. Kingley has been a director of the Company since November 2002.  Mr. Kingley has been the Chief Executive Officer of Kingley Institute LLC, a medical wellness company, since January 2003.  From January 2002 until July 2003, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999 until 2001.  Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

Charles B. Porciello
Director since June 2005.

Mr. Porciello has been a director since June 6, 2005.  Since 2003, Mr. Porciello has been the Chief Executive Officer of Pilar Services, Inc. From 2001 until 2003, he served as Chief Operating Officer of Enterprise Integration Corporation, a minority-owned IT services company.  Prior to that Mr. Porciello worked for various IT companies, developing and facilitating in their growth.   Mr. Porciello retired from the U.S. Air Force in 1982 after serving his country for twenty five years. Mr. Porciello graduated from the U.S. Military Academy with a B.S. in Engineering and received his Masters Degree in Management from the University of Nebraska.

Bruce D. Miller
Director since July 2005.

Mr. Bruce D. Miller has been a General Partner of Delphi Partners, Ltd. a privately-owned investment partnership since 1989.  He is the treasurer and a director of American Season Corporation.  Mr. Miller is a board member of Cape Air/Nantucket Airlines, Inc.  Mr. Miller is a trustee of the Egan Maritime Foundation and is involved in other non-profit activities.  Mr. Miller received his B.S. in Finance from Lehigh University and subsequently earned an M.B.A. from Lehigh.

Bruce A. Percelay
Director since January 2006.

Mr. Percelay has been a director since January 10, 2006.  Mr. Percelay is the Founder and Chairman of the Mount Vernon Company, a real estate investment company specializing in the acquisition and renovation of multi-family and commercial properties in Greater Boston communities. Since 2000, Mr. Percelay has been President of the Board of Habitat for Humanity in Greater Boston.  Mr. Percelay is currently Chairman of the Board of Make-A-Wish Foundation of Greater Boston and Eastern Massachusetts.  Since 2002, Mr. Percelay has been a Board Member of the Nantucket Historic Association. Mr. Percelay received his B.S. from Boston University School of Management, and a B.A. in Business and Economics from City of London Polytechnic, Special Studies in Economics.

John W. Atherton
Director since May 2006.

Mr. Atherton has been a director since May 12, 2006. Since 2005, Mr. Atherton has been the Vice President and Chief Financial Officer of CityFed Financial, a publicly held financial holding company, based in Nantucket, Massachusetts. He served as Chairman of CityFed Financial from 1991 until 2005. Mr. Atherton received his B.A. degree from Wesleyan University (Middletown, Connecticut) and an M.B.A. with Distinction from Babson College (Wellesley, Massachusetts).

Don Peppers
Director since June 2007.

Mr. Peppers has been a director since June 20, 2007.  Mr. Peppers formed Marketing 1:1, Inc. in January 1992 which became Peppers & Rogers Group, a customer-centered management consulting firm with offices located in the United States, Europe, Latin America and South Africa.  In August 2003, Peppers & Rogers Group joined Carlson Marketing. From October 1990 to January 1992, Mr. Peppers was the Chief Executive Officer of Perkins/Butler Direct Marketing, a top-20 U.S.-direct-marketing agency.  Prior to marketing and advertising, he worked as an economist in the oil business and as the director of accounting for a regional airline. Mr. Peppers holds a Bachelor's Degree in astronautical engineering from the U.S. Air Force Academy, and a Master's Degree in public affairs from Princeton University's Woodrow Wilson School.

Director Independence

We undertook a review of the independence of our directors and, using the definitions and independence standards for directors provided in the rules of The Nasdaq Stock Market, considered whether any director has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, we determined that John L. Steffens, Mark Landis, Bruce W. Hasenyager, Jay R. Kingley, Charles B. Porciello, Bruce D. Miller, Bruce A. Percelay, John W. Atherton and Don Peppers are “independent directors” as defined under the rules of The Nasdaq Stock Market.

Board Meetings

The Board met eight (8) times during the year ended December 31, 2007.  The standing committees of the Board include the Compensation Committee, the Audit Committee and the Nominating Committee. Stockholders are encouraged to communicate with Board members via our investor relations department, and such communications are either responded to immediately or referred to our Chief Executive Officer for a response. During fiscal 2007, each of the incumbent directors, during his period of service, attended at least 75% of the total number of meetings held by the Board.

Corporate Governance Guidelines

Our Board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our common stock is currently quoted on the OTC Bulletin Board. The OTC Bulletin Board currently does not have any corporate governance rules similar to the NASDAQ Stock Market, Inc. or any other national securities exchange or national securities association. However, our Board believes that the corporate governance rules of NASDAQ represent good governance standards and, accordingly, during the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission and the new listing standards of NASDAQ and it has implemented certain of the foregoing rules and listing standards during this past fiscal year.

Director Compensation

In 2007, the Board of Directors approved the 2007 Cicero Employee Stock Option Plan which permits the issuance of incentive and nonqualified stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. The aggregate number of shares of common stock which may be issued under this Plan shall not exceed 4,500,000 shares upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. In August 2007, outside directors were each granted an option to purchase 5,000 shares of common stock at a price equal to the fair market value on the date of grant. The value of these awards was $2,609.  These options vest on the one year anniversary of the date of grant provided that the director is still an active member of the Board of Directors. In addition, each outside director who serves on either the Audit Committee, the Compensation Committee or as the Chairman of the Board, was granted an additional option to purchase 3,000 shares of common stock at a price equal to the fair value on the date of grant. The value of these awards was $1,565.  These options also vest on the one year anniversary of the date of grant and carry the same service requirements.

In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this Plan, the outside directors may be granted an option to purchase 120 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the Board of Directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 240.  These options vest over a three-year period in equal increments upon the eligible director’s election to the Board, with the initial increment vesting on the date of grant.  The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common stock in lieu of cash, subject to approval by the Board of Directors. In addition, the Plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan.  None of the Company’s directors received additional monetary compensation for serving on the Board of Directors of the Company in 2007.

In October 2002, the Board of Directors approved an amendment to the Stock Incentive Plan for all non-management directors. Under the amendment, each non-management director will receive 1,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation.  Under the amendment, there will be no additional compensation awarded for committee participation.  The shares allocated to the Board of Directors were issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

Audit Committee

The Audit Committee is composed of Mr. Bruce Miller, Mr. Bruce Hasenyager and Mr. John W. Atherton. The responsibilities of the Audit Committee include the appointment of, retention, replacement, compensation and overseeing the work of the Company’s independent accountants and tax professionals. The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Audit Committee met formally six times during our fiscal year ended December 31, 2007. Each member attended every meeting while they were appointed to the Audit Committee. The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Mr. John W. Atherton was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Code of Ethics and Conduct

Our Board of Directors has adopted a code of ethics and a code of conduct that applies to all of our directors, Chief Executive Officer, Chief Financial Officer, and employees.  We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Cicero Inc., Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27518, Attn: Corporate Secretary.  The code of ethics is also available on the Company’s website at www.ciceroinc.com.

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Its duties include:

  •     Setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

  •     Reviewing and approving the Chief executives Officer’s decisions relevant to the total compensation of the Company’s other executive officer;

  •     Making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

  •     Reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices of the Board of Directors.

The members of the Compensation Committee are Messrs. Kingley and Porciello. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Kingley and Porciello have served as executive officers. Mr. Porciello is the Chief Executive Office of Pilar Services Inc., a reseller partner.  We have recognized approximately $1,000 and $100,000 in revenues with Pilar Services Inc. during 2007 and 2006, respectively.  There were no interlocking relationships between us and other entities that might affect the determination of the compensation of the directors and executive officers of the Company. The Compensation Committee meets on an as necessary basis during the year.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2007.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
John P. Broderick Chief Executive Officer Chief /Financial Officer, Corporate Secretary	2007	$175,000	$37,396	$125,838	--	$6,862	$345,096
	2006	$150,000	--	--	--	$4,973	$154,973
Anthony C. Pizi Chief Information Officer (5)	2007	$78,840	--	$63,543	$15,289	$504	$158,176
	2006	$150,000	--	--	--	$1,073	$151,073

(1)
In August 2007, we issued Mr. Broderick a restricted stock award in the amount of 549,360 shares which will vest to him upon his resignation or termination or a change of control. We used the Black-Scholes method to value these shares and assumed a life of 10 years.

(2)
We issued 549,360 options to Mr. Broderick in August 2007. The fair market on the date of grant was $0.51 each. The options vested one-third immediately and the balance on each of the next two anniversaries of the date of grant. The Company issued 122,080 options to Mr. Pizi in August 2007. The fair market value on the date of grant was $0.51 each. Mr. Pizi’s options vested immediately however he failed to exercise these options within 90 days of separation from the Company and therefore they were cancelled on November 30, 2007.

(3)	Non-equity incentive plan compensation includes commission on revenue for named executive earned during fiscal year ended December 31, 2007.

(4)	Other compensation includes the Company’s portion of major medical insurance premiums and long term disability premiums for named executives during fiscal year ended December 31, 2007.

(5)	Mr. Pizi resigned as the Company’s Chief Information Officer effective July 31, 2007.

Grants of Plan Based Awards

We awarded 549,360 stock options to the named executive during fiscal 2007.  We did not award any stock appreciation rights (“SARs”) during fiscal 2007.

The following table presents the number and values of exercisable options as of December 31, 2007 by the named executive.

Outstanding Equity Awards at December 31, 2007
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable (Vested)		Number of Securities Underlying Unexercised Unearned Options# Unexercisable (Unvested)		Option Exercise price ($)	Option Expiration date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
John P. Broderick	500	(1)	--		$400.00	05/17/2011
	250	(2)	--		$175.00	09/25/2011
	909	(3)	--		$174.00	12/03/2011
	1,000	(4)	--		$39.00	07/08/2012
	4,950	(5)	--		$26.00	04/24/2013
	5,000	(6)	--		$31.00	02/18/2014
	183,120	(7)	366,240	(7)	$0.51	08/17/2017
							549,630 (8)	$ 126,415

(1)	These options were granted on May 17, 2001. This stock option vested and became exercisable in four equal installments with the first installment vesting on May 17, 2002.

(2)	These options were granted on September 25, 2001. This stock option vested and became exercisable in four equal annual installments with the first installment vesting on September 25, 2002.

(3)	These options were granted on December 3, 2001. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on December 3, 2001.

(4)	These options were granted on July 8, 2002. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on July 8, 2002.

(5)	These options were granted on April 24, 2003. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on April 24, 2003.

(6)	These options were granted on February 18, 2004. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on February 18, 2004.

(7)	These options were granted on August 17, 2007. This stock option vests in three equal installments with the first installment vesting on August 17, 2007.

(8)	These are restricted stock granted on August 17, 2007. The shares will vest to him upon his resignation or termination or a change of control.

Options Exercised and Stock Vested

The named executive did not exercise any options during the year ended December 31, 2007. All of Mr. Broderick’s outstanding options are fully vested except for those identified in the table above.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2008, we agreed to pay Mr. Broderick an annual base salary of $175,000 and performance bonuses in cash of up to $300,000 per annum based upon certain revenue goals and operating metrics, as determined by the Compensation Committee, in its discretion.  Upon termination of Mr. Broderick’s employment by the Company without cause, we agreed to pay Mr. Broderick a lump sum payment of one year of Mr. Broderick’s then current base salary within 30 days of termination and any unpaid deferred salaries and bonuses. In the event there occurs a substantial change in Mr. Broderick’s job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, we agreed to pay Mr. Broderick a lump sum payment of one year of Mr. Broderick’s then current base salary within thirty (30) days of termination. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick’s employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from us or assist any business in attempting to do so or solicit or hire any person who was our employee during the term of his employment agreement or assist any business in attempting to do so.

Director Compensation

The following table sets forth the total compensation paid, accrued or expensed during Fiscal 2007 by us to each of our non-employee directors who served during Fiscal 2007, rounded to the nearest whole-dollar amount:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John L. Steffens	--	--	$1,497	--	--	$1,497
Anthony Pizi	--	--	$3,237	--	--	$3,237
Mark Landis	--	--	$936	--	--	$936
Bruce W. Hasenyager	--	--	$1,497	--	--	$1,497
Jay R. Kingley	--	--	$1,497	--	--	$1,497
Charles B. Porciello	--	--	$1,497	--	--	$1,497
Bruce D. Miller	--	--	$1,497	--	--	$1,497
Bruce A. Percelay	--	--	$936	--	--	$936
John W. Atherton	--	--	$1,497	--	--	$1,497
Don Peppers	--	--	$936	--	--	$936
Total	--	--	$15,027	--	--	$15,027

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 31, 2008 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company’s directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Cicero Inc., 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518.

The named person has furnished stock ownership information to the Company. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before December 31, 2008 upon the exercise of stock options as well as exercise of warrants. The chart is based on 46,642,396 common shares outstanding as of December 31, 2008.   Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares		Percent of Class
Jonathan Gallen (1)	9,015,386	(2)	19.6%
John L. Steffens (3)	5,382,668	(4)	11.7%
Mark and Carolyn P. Landis (5)	5,104,863	(6)	11.1%
BluePhoenix Solutions (7)	2,801,997	(8)	6.1%
Anthony C. Pizi	1,397,634	(9)	3.0%
Bruce Miller	1,982,244	(10)	4.3%
Bruce Percelay	1,073,486	(11)	2.3%
John P. Broderick	748,337	(12)	1.6%
John W. Atherton	148,884	(13)	*
Bruce W. Hasenyager	33,652	(14)	*
Don Peppers	101,750	(15)	*
Charles Porciello	80,286	(16)	*
Jay R. Kingley	1,000	(17)	*
All current directors and executive officers as a group (11 persons)	16,054,704	(18)	35.0%

*	Represents less than one percent of the outstanding shares.

1.	The address of Mr. Gallen is 299 Park Avenue New York, New York 10171.

2.
As of April 24, 2008, Ahab Partner, L.P. (“Partners”), Ahab International, Ltd. (“International”), Queequeg Partners, L.P. (“Queequeg”) and Queequeg, Ltd. (“Limited,” and collectively with Partners, International, and Queequeg, , the “Funds”) held in aggregate (i) 8,896,136 shares of common stock, (ii) warrants to acquire 4,914 shares of common stock, which warrants expire on October 8, 2008 and (iii) warrants to acquire 14,336 shares of common stock, which warrants expire on January 4, 2011.  Jonathan Gallen possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by the Funds.  In addition, as of April 4, 2008, Jonathan Gallen held the power to direct the disposition of 100,000 shares of common stock held in private investment account.  Accordingly, for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Mr. Gallen may be deemed to beneficially own 9,015,386 shares of common stock of the Company.  This information is based on a Form 4 filed by Mr. Gallen on May 21, 2008.

3.	The address of John L. Steffens is 65 East 55th Street, New York, N.Y. 10022.

4.
Includes 5,160,307 shares of common stock, 14,832 shares of the Series A-1 Convertible Preferred Stock and 207,529 shares issuable upon the exercise of warrants. The exercise prices of the warrants are as follows: 4,912 at $40.00 per share, 14,332 at $10.00 per share and 188,285 at $0.18 per share.

5.	The address of Mark and Carolyn P. Landis is 503 Lake Drive, Princeton, New Jersey 08540.

6.
Includes 3,748,155 shares of common stock, 1,326,136 shares of the Series A-1 Convertible Preferred Stock, and 30,572 shares of common stock issuable upon the exercise of warrants. The exercise prices of the stock options and warrants are at $0.51 and $10.00 per share respectively.  Disclaims beneficial ownership of 35,572 shares because they are anti-dilutive.

7.	The address of BluePhoenix Solutions is 8 Maskit Street, PO Box 2062, Herzlia, Israel 46120.

8.	Includes 2,741,997 shares of common stock

9.
Includes 1,274,951 shares of common stock, 111.016 shares of the Series A-1 Convertible Preferred Stock, and 11,667 shares of common stock issuable upon the exercise of warrants.  The exercise price of warrants is $10.00 per share of common stock.

10.
Consists of 1,963,078 shares of common stock and 19,166 shares of common stock issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows:  2,457 at $40.00 per share, and 13,195 at $10.00 per share.  Mr. Miller has sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd., which holds 491,267 shares of common stock and 3,514 shares of common stock issuable upon the exercise of warrants with an exercise price at $10.00 per share.

11.	Consists of 1,073,486 shares of common stock.

12.
Includes 3,248 shares of common stock.  195,729 shares subject to stock options exercisable within sixty (60) days and 549,360 shares of restricted stock that is awarded upon resignation or termination and change of control.

13.	Includes 148,784 shares of common stock, and 100 shares of common stock held in a self-directed IRA.

14.
Consists of 32,652 shares of common stock and 1,000 shares subject to stock options exercisable within sixty (60) days.  Disclaims beneficial ownership of 1,000 shares of common stock because they are anti-dilutive.

15.	Includes 101,750 shares of common stock

16.	Consists of 80,286 shares of common stock.

17.	Consists of 1,000 shares subject to stock options exercisable within sixty (60) days.

18.	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 7-14 to our financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans from Related Parties

In June 2008, the Company entered into a short term notes payable with John L. (Launny) Steffens, the Chairman of the Board of Directors, for various working capital needs.  The note bears interest at 10% per year and is unsecured. At September 30, 2008, the Company was indebted to Mr. Steffens in the amount of $45,000.

In October 2007, we entered into a long-term promissory note with John L. (Launny) Steffens as part of the restructuring of the Note payable to Bank Hapoalim.  The Note bears interest of 3% and matures in October 2009. We also granted Mr. Steffens 188,285 warrants to purchase common stock at $0.18 per share. We used the Black Scholes method to value the warrants and recorded a stock compensation charge and additional paid-in capital in the amount of $34,230. At September 30, 2008, we were indebted to Mr. Steffens in the amount of $300,000.

In November 2007, we entered into a short term note payable with John L. (Launny) Steffens, the Chairman of the Board of Directors, for various working capital needs. The Note bears interest at 6% per year and is unsecured. At September 30, 2008, we were indebted to Mr. Steffens in the amount of $40,000.

During 2005, we entered into short term notes payable with Anthony Pizi, the Company’s former Chief Information Officer, for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At September 30, 2008, we were indebted to Mr. Pizi in the amount of $9,000.

Convertible Promissory Notes.  Our Directors and executive officers made several loans to us in exchange for convertible promissory notes. As part of the Plan of Recapitalization, which was approved by our shareholders in November 2006, we offered to adjust the conversion rates and terms on these notes. As a result of the Plan of Recapitalization, these notes were automatically converted into shares of the preferred stock designated as Series A-1 Preferred stock. Each share of Series A-1 Preferred Stock is convertible into 1,000 shares of the Company’s common stock. Because the conversion rates were adjusted, we calculated the amount of the beneficial conversion resulting from the adjusted conversion rate and recorded that amount as a deemed dividend and additional paid in capital.

In June, 2004, we entered into a convertible promissory note with Mr. Pizi in the face amount of $100,000, bearing interest at 1% per month which was converted into 14 shares of the Company’s Series A-1 Preferred Stock. In addition, Mr. Pizi was granted 270,270 warrants to purchase our common stock at $0.37 per share. As part of the Note and Warrant Offering, Mr. Pizi elected to convert these warrants by loaning the Company the reduced exercise price.

 In July 2004, we entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000, bearing interest at 1% per month which was converted into 78.4 shares of the Company’s Series A-1 Preferred Stock upon approval of the Plan of Recapitalization. In addition, at the time of the loan Mr. Pizi was granted warrants to purchase 560,000 shares of our common stock at $0.20 per share.  As part of the Note and Warrant Offering, Mr. Pizi elected to convert 289,376 of these warrants by loaning the Company the reduced exercise price. Mr. Pizi elected not to exercise 270,624 warrants which after the reverse stock split now total 2,706 warrants with an exercise price of $20 per share. Also in July 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which was converted into 12.62 shares of the Company’s Series A-1 Preferred Stock. In addition, at the time of the loan, Mr. Pizi was granted warrants to purchase 90,118 shares of our common stock at $0.17 per share. Mr. Pizi has not elected to exercise these warrants, which after the reverse stock split now total 901 warrants with an exercise price of $17.

In March 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. The note bore interest at 1% per month, and was converted into 62.5 shares of Series A-1 Preferred stock. In addition, Mr. and Mrs. Landis were granted warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28 per share. As part of the Note and Warrant Offering, Mr. and Mrs. Landis elected to convert these warrants by loaning the Company the reduced exercise price.

In June 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. The note bore interest at 1% per month and was converted into 113.64 shares of Series A-1 Preferred stock. In addition, Mr. and Mrs. Landis were granted warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16 per share. As part of the Note and Warrant Offering, Mr. and Mrs. Landis elected to convert these warrants by loaning the Company the reduced exercise price.

In October 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. The note bore interest at 1% per month and was converted into 400 shares of Series A-1 Preferred stock. In addition, Mr. and Mrs. Landis were granted 2,000,000 warrants to purchase our common stock exercisable at $0.10 per share. Mr. and Mrs. Landis elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio these warrants total 20,000 with an exercise price of $10.00.

In November 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $150,000. The note bore interest at 1% per month and was converted into 18,750 shares of common stock after the reverse stock split ratio. In addition, Mr. and Mrs. Landis were granted 1,875,000 warrants to purchase our common stock exercisable at $0.08 per share.  Mr. and Mrs. Landis elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio these warrants total 18,750 with an exercise price of $8.00.

In June 2004, we entered into a convertible promissory note with Fredric Mack, a former director of the Company, in the amount of $125,000. The note bore interest at 1% per month, and was converted into 54.69 shares of Series A-1 Preferred stock. In addition, Mr. Mack was granted warrants to purchase 390,625 shares of our common stock exercisable at $0.32 per share.  As part of the Note and Warrant Offering, Mr. Mack elected to convert these warrants by loaning the Company the reduced exercise price.

In April 2005, we entered into a convertible promissory note with Bruce Miller, a director of the Company, in the amount of $30,000. The note bore interest at 1% per month and was converted into 60 shares of Series A-1 Preferred stock.

In July 2004, we entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 was a director of the Company, in the amount of $25,000. The note bore interest at 1% per month and was converted into 10.94 shares of Series A-1 Preferred stock. In addition, Mr. Hatalski was granted warrants to purchase 78,125 shares of our common stock exercisable at $0.32 per share. Mr. Hatalski elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio these warrants total 781 with an exercise price of $32.

All of such warrants expire three years from date of grant.

Senior Reorganization Notes.  From March 2004 to April 2005, directors and executive officers made the following loans to the Company evidenced by Senior Reorganization Notes that were converted in November 2006:

Mr. Pizi held $423,333 of Senior Reorganization Notes, which were converted into warrants to purchase 571,659 shares of common stock at a purchase price of $0.20 per share.

Mr. Landis held $327,860 of Senior Reorganization Notes, which were converted into warrants to purchase  442,345 shares of common stock at an exercise price of $0.20 per share.

Mr. Mack held, together with his affiliates, $88,122 of Senior Reorganization Notes, which were converted into warrants to purchase 112,205 shares of common stock at a purchase price of $0.20 per share.

Mr. Miller held, together with his affiliates, $77,706 of Senior Reorganization Notes, which were converted into warrants to purchase 114,597 shares of common stock at a purchase price of $0.20.

Mr. Atherton held $20,000 of Senior Reorganization Notes which were converted into warrants to purchase 289,856 shares of common stock at a purchase price of $0.20.

Mr. Broderick, Chief Executive Officer and Chief Financial Officer of the Company, held $2,300 of Senior Reorganization Notes, which were converted into warrants to purchase 3,222 shares of common stock at a purchase price of $0.20 per share, and options to purchase 12,609 shares of common stock under the Company’s stock option plan.

Convertible Bridge Notes.  From July 2005 to November 2006, directors and executive officers made the following loans to us for Convertible Bridge Notes:

Mr. Pizi held $85,000 of Convertible Bridge Notes which bore interest at 10% and matured on September 15, 2005.  These notes automatically converted into 680,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Landis held $395,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 3,160,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Mack held, together with his affiliates, $114,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 897,564 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Miller held, together with his affiliates, $120,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 947,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Hasenyager, a member of our Board of Directors, held $4,061 of Convertible Bridge Notes which bore interest at 10% and matured on September 15, 2005. These notes automatically converted into 32,485 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Percelay, a member of our Board of Directors, held $130,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 1,027,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Atherton, a member of our Board of Directors, held $15,000 of convertible Bridge Notes which bore interest at 10% and matured during 2006. These notes automatically converted into 120,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Porciello, a member of our Board of Directors, held $10,000 of Convertible Bridge Notes which bore interest at 10% and matured during 2006. These notes automatically converted into 80,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years there were no changes in or disagreements with the our company’s independent public accountants.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of certain provisions of our certificate of incorporation and bylaws are necessarily general and do not purport to be complete and are qualified in their entirety by reference to our certificate of incorporation and bylaws which have been incorporated by reference herein.

Common Stock

Our authorized capital stock consists of 225 million shares, of which 215 million shares have been designated common stock, par value $.001 per share. As of December 31, 2008, there were 46,642,396 shares of common stock issued and outstanding, held by 220 holders of record.  The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.  Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the Company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company.

At the date of this prospectus, there were 1,763.5 shares of Series A-1 preferred stock designated and 1,544 issued and outstanding.  The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. The Series A-1 preferred stock is also convertible on an automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Securities and Exchange Commission. The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock. The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company. The Series A-1 preferred stock is not redeemable.

The holders of Series A-1 preferred stock also possess the following voting rights: each share of Series A-1 preferred stock shall represent that number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series A-1 preferred stock. The holders of Series A-1 preferred stock and the holders of Common Stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of the Company (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by the Company (as set forth below).

The approval of at least two-thirds of the holders of Series A-1 preferred stock voting together as a class, shall be required in order for the Company to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on the Company’s equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock; (v) effectuate a significant change in the principal business of the Company as conducted at the effective time of the Recapitalization; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by the Company; (vii) make any loan or advance to any person, including any employees or directors of the Company or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the board of directors is required for any liquidation, dissolution, recapitalization or reorganization of the Company. The voting rights of the holders of Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by the Company of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares of Series A-1 preferred stock are entitled to appoint two observers to the Company’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of the Company’s board of directors and any committees thereof. At the option of a majority of the holders of Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Company’s board of directors, each having all voting and other rights attendant to any member of the Company’s board of directors.

Warrants

As of the date of the prospectus, 390,400 shares have been designated as shares held for the conversion of warrants. 188,285 warrants are exercisable at $0.18 per share, 201,115 warrants are exercisable at $10 per share, and 1,000 warrants are exercisable at $38 per share. The warrants expire in 3 years from the date of grant.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other then the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed on for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The financial statements for the years ended December 31, 2007 and 2006 have been audited by Margolis & Company P.C., independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.  The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Cicero Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission’s public reference facilities at the addresses listed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cicero Inc.
Cary, North Carolina

We have audited the accompanying consolidated balance sheets of Cicero Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007.  Cicero Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cicero Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern.  Management's plans concerning these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Margolis & Company P.C.

Certified Public Accountants

Bala Cynwyd, PA
March 10, 2008

CICERO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$250	$310
Assets of operations to be abandoned	79	80
Trade accounts receivable, net	692	170
Prepaid expenses and other current assets	208	22
Total current assets	1,229	582
Property and equipment, net	22	15
Total assets	$1,251	$597
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term debt (Note 5)	$1,235	$2,899
Accounts payable	2,489	2,360
Accrued expenses:
Salaries, wages, and related items	1,002	1,012
Other	2,072	1,732
Liabilities of operations to be abandoned	455	435
Deferred revenue	108	38
Total current liabilities	7,361	8,476
Long-term debt (Note 6)	1,323	33
Total liabilities	8,684	8,509
Commitments and contingencies (Notes 14 and 15)
Stockholders' deficit:
Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized Series A-1 – 1,603.6 shares issued and outstanding at December 31, 2007, $500 per share liquidation preference (aggregate liquidation value of $802) and 1,763.5 shares issued and outstanding at December 31, 2006, $500 per share liquidation preference (aggregate liquidation value of $880)	--	--
Common stock, $0.001 par value, 215,000,000 shares authorized at December 31, 2007 and 2006, respectively; 43,805,508 and 35,182,406 issued and outstanding at December 31, 2007 and 2006, respectively (Note 2)	44	35
Additional paid-in-capital	228,858	226,407

Accumulated deficit	(236,320)	(234,345)
Accumulated other comprehensive loss	(15)	(9)
Total stockholders' deficit	(7,433)	(7,912)
Total liabilities and stockholders' deficit	$1,251	$597

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Revenue:
Software	$501	$208	$407
Maintenance	300	120	147
Services	1,007	644	231
Total operating revenue	1,808	972	785
Cost of revenue:
Software	19	9	16
Maintenance	264	212	350
Services	654	546	822
Total cost of revenue	937	767	1,188
Gross margin (loss)	871	205	(403)
Operating expenses:
Sales and marketing	786	346	627
Research and product development	569	533	891
General and administrative	1,356	1,206	1,137
(Gain) on disposal of assets	-	(24)	-
Total operating expenses	2,711	2,061	2,655
Loss from operations	(1,840)	(1,856)	(3,058)
Other income (charges):
Interest expense	(257)	(853)	(593)
Other	122	(288)	(30)
	(135)	(1,141)	(623)

Net loss	$(1,975)	$(2,997)	$(3,681)

Accretion of preferred stock and deemed dividends	-	5,633	-
Net loss applicable to common stockholders	$(1,975)	$(8,630)	$(3,681)
Loss per share:
Net loss applicable to common stockholders - basic and diluted	$(0.05)	$(0.25)	$(8.27)

Weighted average common shares outstanding - basic and diluted	36,771	35,182	445

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2004	43,304	$43	33	--	$210,142	$(222,034)	$(8)	$(11,857)
Conversion of preferred shares to common	395				--			--
Shares issued as compensation	961	2			101			103
Shares issued for bank guarantee	2,400	2			45			47
Conversion of senior convertible redeemable preferred stock	957	1			306			307
Foreign currency translation adjustment							5	5
Net loss					_	(3,681)		(3,681)
Balance at December 31, 2005	48,017	48	33	--	210,594	(225,715)	(3)	(15,076)
Reversed stock split 100:1	(47,536)	(48)	(33)		48			--
Balance at December 31, 2005 as adjusted for stock split	481	--	--	--	210,642	(225,715)	(3)	(15,076)
Shares issued from conversion of senior reorganization debt	3,438	3			1,705			1,708
Shares issued from conversion of convertible bridge notes	30,508	32			3,877			3,909
Shares issued for bank guarantee	96				312			312
Shares issued from short term debt conversion	224				190			190
Shares issued from conversion of convertible promissory notes			2		992			992
Conversion of senior convertible redeemable preferred stock					1,061			1,061
Conversion of warrants	99				1,086			1,086
Shares issued for interest conversion	211				629			629
Shares issued as compensation	125				280			280
Accretion of preferred stock					529	(529)		--
Deemed dividend					5,104	(5,104)		--
Foreign currency translation adjustment							(6)	(6)
Net loss						(2,997)		(2,997)
Balance at December 31, 2006	35,182	35	2	--	226,407	(234,345)	(9)	(7,912)
Shares issued for private placement	5,892	6			1,034			1,040
Shares issued for litigation settlement	25				50			50
Conversion of preferred shares to common	160							--
Options issued as compensation					650			650
Restricted shares issued as compensation					36			36
Warrant issued					34			34
Shares issued with refinancing of debt	2,546	3			647			650
Foreign currency translation adjustment							(6)	(6)
Net loss						(1,975)		(1,975)
Balance at December 31, 2007	43,805	$44	2	--	$228,858	$(236,320)	$(15)	$(7,433)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2007	2006	2005

Net loss	$(1,975)	$(2,997)	$(3,681)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(6)	(6)	5
Comprehensive loss	$(1,981)	$(3,003)	$(3,676)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(1,975)	$(2,997)	$(3,681)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	10	12	11
Stock compensation expense	720	614	149
Provision (credit) for doubtful accounts	50	60	(12)
Gain on disposal of assets	--	24	--
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(622)	(212)	146
Assets and liabilities of operations to be abandoned	21	(27)	(29)
Prepaid expenses and other assets	(136)	31	55
Accounts payable and accrued expenses	478	311	804
Deferred revenue	70	(40)	(7)
Net cash (used in) operating activities	(1,384)	(2,224)	(2,564)
Cash flows from investing activities:
Purchases of property and equipment	(17)	(17)	(6)
Net cash (used in) investing activities	(17)	(17)	(6)
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	1,040	380	--
Borrowings under credit facility, term loans and notes payable	984	2,148	2,542
Repayments of term loans, credit facility and notes payable	(677)	--	(55)
Net cash provided by financing activities	1,347	2,528	2,487
Effect of exchange rate changes on cash	(6)	(6)	5
Net increase (decrease) in cash and cash equivalents	(60)	281	(78)
Cash and cash equivalents at beginning of year	310	29	107
Cash and cash equivalents at end of year	$250	$310	$29

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$5	$20	$1
Interest	$264	$865	$645

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Non-Cash Investing and Financing Activities

2007

During 2007, the Company issued 24,793 shares of common stock to Critical Mass Mail as part of a litigation settlement valued at $50,000.

In October 2007, the Company issued 2,546,149 shares of common stock to BluePhoenix (formerly Liraz Systems Ltd.) in exchange for $650,000 paid to Bank Hapoalim to retire a portion of that indebtedness.

2006

During 2006, the Company issued 111,000 shares of common stock to vendors for outstanding liabilities valued at $237,000.

In November 2006, the Company issued 60,000 shares of common stock to Liraz Systems Ltd. as compensation for extension of a bank debt guaranty valued at $240,000.

In December 2006, the Company issued 224,000 shares of common stock to Liraz Systems Ltd. for its short term debt and interest of $191,000.

In December 2006, the Company issued 50,000 shares of common stock to Brown Simpson Partners I, Ltd. as compensation for assisting in its recapitalization.

2005

During 2005, the Company issued 9,613 shares of common stock to vendors for outstanding liabilities valued at $103,000.

In November 2005, the Company issued 24,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $48,000.

During 2005, the Company issued 9,564 shares of Level 8 Systems common stock upon conversion of 1,367 shares of Series D Convertible Redeemable Preferred Stock.

During 2005, 150 shares of Series C Convertible Redeemable Preferred Stock were converted into 3,947 shares of Level 8 Systems common stock.

CICERO INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Cicero Inc., formerly Level 8 Systems, Inc. (''Cicero'' or the ''Company''), is a provider of business integration software which enables organizations to integrate new and existing information and processes at the desktop.  Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred an operating loss of  approximately $1,975,000 for the year ended December 31, 2007 and has experienced negative cash flows from operations for each of the years ended December 31, 2007, 2006 and 2005.  At December 31, 2007, the Company had a working capital deficiency of approximately $6,132,000. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero®, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero®-related product line and continues to negotiate with significant customers who have expressed interest in the Cicero® software technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero®’s integration occurs at the desktop without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.  Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual amounts could differ from these estimates.

Financial Instruments:

The carrying amount of the Company’s financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

Foreign Currency Translation:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

Trade Accounts Receivable:

Trade accounts receivable are stated in the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.  Changes in the valuation allowance have not been material to the financial statements.

Property and Equipment:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date.  All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

Software Development Costs:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and product development expense.

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product.  (See Note 5.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Long-Lived Assets:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. The Company accounts for impairments under the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

Revenue Recognition:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, “Software Revenue Recognition”, as amended by SOP 98-9, ''Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions''.  The Company reviews each contract to identify elements included in the software arrangement.  SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the ''residual method'' when (1) there is vendor-specific objective evidence (''VSOE'') of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.  VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately.  Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation.  The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses:

The Company expenses advertising costs as incurred.  Advertising expenses were approximately $104,000, $88,000, and $16,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Research and Product Development:

Research and product development costs are expensed as incurred.

Income Taxes:

The Company uses SFAS No. 109, ''Accounting for Income Taxes'', to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is ''more likely than not'' that recorded deferred tax assets will not be realized.  (See Note 8.)

Stock Split:

As discussed in Note 2, the Company’s stockholders approved a 100 to 1 reverse stock split in November 2006.  The Company retained the current par value of $.001 per share for all common shares.  All references in the financial statements and notes to the number of shares outstanding, per share amounts, and stock option data of the Company’s common shares have been restated to reflect the effect of the reverse stock split for the periods presented.

Loss Per Share:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2007, 2006, and 2005, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented. The amounts have been restated in accordance with SAB Topic 4 (c ) to reflect the adjustment to the Company’s capitalization as a result of the 100:1 reverse stock split which was approved by the Company in November 2006:

	2007	2006	2005
Stock options	2,529,025	45,315	59,009
Warrants	445,387	323,623	193,761
Preferred stock	1,603,618	1,763,478	85,046
	4,578,030	2,132,416	337,816

In 2007, 2006 and 2005, no dividends were declared on preferred stock.

Stock-Based Compensation:

During 2006, the Company adopted SFAS No. 123 (revised 2004) (SFAS No. 123R”), “Share-Based Payment”, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.  In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS No. 123R.  SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and instead generally requires that such transactions be accounted for using a fair-value-based method.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation”.  The Company has elected to use the modified prospective transition method as permitted by SFAS No. 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R.  The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on the first day of the Company’s year ended December 31, 2006.  Stock-based compensation expense for awards granted prior to 2006 is based on the grant-date fair-value as determined under the pro forma provisions of SFAS No. 123.  The Company granted 2,756,173 options in August 2007 at an exercise price of $0.51 per share.  The Company recognized $650,000 of stock-based compensation. The Company did not grant options during 2006.

Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25.  The Company applied the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, as if the fair-value-based method had been applied in measuring compensation expense.  Under APB Opinion No. 25, when the exercise price of the Company’s employee stock options was equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

The following table illustrates the effect on net loss and net loss per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during 2005 (in thousands):

Years Ended December 31,
2005
Net loss applicable to common stockholders, as reported	$(3,681)
Less: Total stock-based employee compensation expense underfair value based method for all awards, net of related tax effects	(180)

Pro forma loss applicable to common stockholders	$(3,861)

Loss per share:
Basic and diluted, as reported	$(8.27)
Basic and diluted, pro forma	$(8.68)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	2007	2006	2005

Expected life (in years)	10.0 years	3.6 years	6.0 years
Expected volatility	166%	140%	149%
Risk free interest rate	5.25%	4.93%	4.48%
Expected dividend yield	0%	0%	0%

Reclassifications:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2007 presentation. Such reclassifications had no effect on previously reported net loss or stockholders’ deficit.

Recent Accounting Pronouncements:

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – an amendment of FASB Statement 115”.  The statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge provisions.  Most of the provisions of this statement apply only to entities that elect the fair value option; however , the amendment to FASB Statement 115, “Accounting for Certain Investment in Debt and Equity Services,” applies to all entities with available-for-sale and trading securities.  The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109”.  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  FIN No. 48 also prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard.  Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized as an adjustment to the opening balance of accumulated deficit (or other appropriate components of equity) for that fiscal year.  The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The adoption of this new standard did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) 108, to address diversity in practice in quantifying financial statement misstatements.  SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The Company has adopted SAB 108 effective as of December 31, 2006.  The adoption of this bulletin did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008.  The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on our financial position, results of operations, or cash flows.

NOTE 2.	RECAPITALIZATION

In November 2006, the Company’s stockholders approved an amendment to the Certificate of Incorporation to provide the Company’s Board of Directors with discretionary authority to effect a reverse stock split ratio from 20:1 to 100:1 and on November 20, 2006, the Board of Directors set that reverse stock ratio to be 100:1. In addition, the Company’s stockholders approved an amendment to change the name of the Company from Level 8 Systems, Inc. to Cicero Inc., to increase the authorized common stock of the Company from 85 million shares to 215 million shares and to convert existing preferred shares into a new Series A-1 preferred stock of Cicero Inc.  The proposals at the Special Meeting of Stockholders of Level 8 comprised a proposed recapitalization of Level 8 which was also subject to the receipt of amendments to outstanding convertible promissory notes, senior reorganization notes and the convertible bridge notes.

As part of the plan of recapitalization, Senior Reorganization Notes in the aggregate principal amount of $2,559,000 to Senior Reorganization Noteholders who had loaned funds to the Company in exchange for Senior Reorganization Notes and Additional Warrants at a special one-time exercise price of $0.10 per share, (i) will receive and have automatically exercised Additional Warrants exercisable into shares of Common Stock, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price, (ii) if a holder of existing warrants who advanced the exercise price of their warrants to the Company, will have their existing warrants automatically exercised and (iii) those Senior Reorganization Noteholders who loaned the Company the first $1,000,000 in respect of the exercise price of their existing warrants will receive Early Adopter Warrants of the Company at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $10.00 per share. At the time of issuance of the Senior Reorganization Notes, the trigger for conversion into exercisable warrants was an anticipated recapitalization merger. Since the recapitalization plan was amended, the Company solicited Senior Noteholders for their consent to convert upon approval of the plan of recapitalization by stockholders.  Approximately $2,309,000 of the Senior Reorganization Noteholders have consented to the change in the “trigger” and have cancelled their notes and converted into 3,438,473 shares of the Company’s common stock.

In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company has allocated the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted and has employed the Black-Scholes valuation method to determine the fair value of the warrants exercised and the additional warrants issued. The Senior Reorganization Noteholders who have consented to convert their debt amounted to approximately $2,309,000. Of that amount, approximately $979,000 represents the exercise price of existing warrants that was loaned to the Company for which the warrant holders will receive both additional warrants and early adopter warrants. Using the Black-Scholes formula, the Company has determined that the fair value of the warrants granted to this tranche is approximately $440,000. The difference between the fair value of the additional warrants and the total invested in this tranche, or $539,000, is treated as a beneficial conversion and fully amortizable. The second tranche of investment that consisted of those warrant holders who loaned the exercise price of their existing warrants, and will receive additional warrants but no early adopter warrants, amounted to approximately $107,000. Using Black-Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $32,000 and the beneficial conversion amount is $75,000. The third tranche consisted of investors who had no existing warrants and will only receive additional warrants upon consummation of the Recapitalization. The total investment in this tranche is $1,223,000. Using Black-Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $570,000 and the beneficial conversion amount is $653,000. Since this beneficial conversion feature is immediately convertible upon issuance, the Company has fully amortized this beneficial conversion feature in the Statement of Operations for the year ended December 31, 2006.

Also as part of the recapitalization plan, Convertible Bridge Notes in the principal amount of $3,915,000 are automatically cancelled and converted into 30,508,448 shares of the Company’s common stock. Also in accordance with EITF 98-5, using the Black-Scholes formula, the Company has calculated the fair value of the common stock resulting from conversion of the Convertible Bridge Notes. Based upon that calculation, the fair value of the stock received was $195,000. The difference between the total of the Convertible Bridge Notes and the fair value of the stock ($3,720,000) is treated as a beneficial conversion. Since this beneficial conversion feature is immediately convertible upon issuance, the Company has fully amortized this beneficial conversion feature in the Statement of Operations for the year ended December 31, 2006.

The Company had issued $992,000 aggregate principal amount of Convertible Promissory Notes.  As part of the recapitalization plan, these Noteholders were offered reduced conversion prices to convert their notes into shares of the Company’s new series A-1 preferred stock. All Noteholders have agreed to convert their notes into shares of Series A-1 preferred stock. The Company has cancelled these notes and issued 1,591 shares of its Series A-1 preferred stock. In accordance with EITF 98-5 and specifically paragraph 8, the Company has utilized the Black-Scholes formula to determine the fair value of the stock received. The Company has calculated the fair value of the stock received to be $484,000 resulting in a beneficial conversion of $508,000. Since this beneficial conversion is immediately recognizable by the holders, the Company has fully amortized this conversion and recorded an accretion to preferred stock in the Statement of Operations for the year ended December 31, 2006.

Holders of the Company’s Series A-3, B-3, C and D preferred stock were offered reduced conversion rates on their existing preferred stock in exchange for shares in a new Series A-1 preferred stock for Cicero Inc. as part of the recapitalization plan. As a result of stockholder approval, the Company affected an exchange of existing preferred shares into 172.15 Series A-1 preferred shares. In exchange for the reduced conversion prices, holders of the series A-3, B-3 and D shares forfeited their anti-dilution protection along with certain other rights, ranks and privileges. The Company’s Series D preferred stock contained a redemption feature which required that the Company account for same as a liability. The Company’s Series A-1 preferred stock contains no redemption features and accordingly, upon exchange, the fair value of these shares were converted to equity. The Company employed the Black-Scholes formula to value the shares exchanged and have determined that the reduced conversion prices and exchange has created a beneficial conversion of $21,000. As the new Series A-1 preferred shares are immediately convertible, the Company has recorded this beneficial conversion as a deemed dividend in the Statement of Operations for the year ended December 31, 2006.

NOTE 3.	ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31 (in thousands):

	2007	2006
Current trade accounts receivable	$792	$230
Less: allowance for doubtful accounts	100	60
	$692	$170

The (credit) provision for uncollectible amounts was $50,000, $60,000, and ($12,000), for the years ended December 31, 2007, 2006, and 2005, respectively.  Write-offs (net of recoveries) of accounts receivable were ($0) for the years ended December 31, 2007, 2006 and 2005.

NOTE 4.	PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31 (in thousands):

	2007	2006
Computer equipment	$263	$252
Furniture and fixtures	8	8
Office equipment	154	149
	425	409
Less: accumulated depreciation and amortization	(403)	(394)

	$22	$15

Depreciation and amortization expense of property and equipment was $10,000, $12,000, and $11,000, for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 5.	SHORT-TERM DEBT

Term loan, notes payable, and notes payable to related party consist of the following at December 31(in thousands):

	2007	2006
Term loan (a)	$--	$1,971
Note payable related party (b)	49	9
Notes payable (c)	1,186	919
	$1,235	$2,899

(a)
The Company had a $1,971 term loan bearing interest at LIBOR plus 1.5%.  Interest was payable quarterly.  There are no financial covenants and the term loan was guaranteed by Liraz Systems Ltd. (now known as BluePhoenix Solutions), the Company’s former principal stockholder.  The loan matured on October 31, 2007.  In October 2007, the Company, in conjunction with Blue Phoenix Solutions, retired the term loan.  (See Note 14.)

(b)
In November 2007, the Company entered into a short term note payable with John L. (Launny) Steffens, the Chairman of the Board of Directors, for various working capital needs. The Note bears interest at 6% per year and is unsecured. At December 31, 2007, the Company was indebted to Mr. Steffens in the amount of $40,000.

From time to time the Company entered into promissory notes with one of the Company’s directors and the former Chief Information Officer, Anthony Pizi.  The notes bear interest at 12% per annum. As of December 31, 2007 and 2006, the Company was indebted to Anthony Pizi in the amount of $9,000.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings, both secured by accounts receivable and unsecured.  In addition, the Company has settled certain litigation and agreed to issue a series of promissory notes to support its  obligations in the aggregate principal amount of $88,000. The notes bear interest between 10% and 36% per annum.

NOTE 6.	LONG-TERM DEBT

Long-term loan and notes payable to related party consist of the following at December 31(in thousands):

	2007	2006
Term loan (a)	$1,021	$--
Note payable; related party (b)	300	--
Other long-term debt	2	33
	$1,323	$33

(a)
In October 2007, the Company, in conjunction with Blue Phoenix Solutions, retired the note payable to Bank Hapoalim and entered into a new note with Blue Phoenix Solutions in the principal amount of $1,021,000 with interest at Libor plus 1% (approximately 5.86% at December 31, 2007) maturing in December 2011. Interest is payable quarterly.

(b)
In October 2007, the Company entered into a long-term note with John L. (Launny) Steffens, the Chairman on the Board of Directors, as part of the restructuring of the Note payable to Bank Hapoalim.  The Note bears interest of 3% and matures in October 2009.  At December 31, 2007, the Company was indebted to Mr. Steffens in the amount of $300,000.

Scheduled maturities of the above debt  are as follows:

Year
2008	$2
2009	$300
2011	$1,021

NOTE 7.	INCOME TAXES

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31 (in thousands):

	2007	2006	2005
Expected income tax benefit at statutory rate (34%)	$(672)	$(1,019)	$(1,251)
State taxes, net of federal tax benefit.	(118)	(180)	(308)
Effect of change in valuation allowance	788	1,073	1,537
Non-deductible expenses	2	126	22
Total	$--	$--	$--

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

	2007	2006
Current assets:
Allowance for doubtful accounts	$44	$24
Accrued expenses, non-tax deductible	222	279
Deferred revenue	44	15
Noncurrent assets:
Stock Compensation Expense	287	--
Loss carryforwards	92,337	91,016
Depreciation and amortization	5,119	5,931
	98,053	97,265

Less: valuation allowance	(98,053)	(97,265)

	$--	$--

At December 31, 2007, the Company had net operating loss carryforwards of approximately $230,847,000, which may be applied against future taxable income. These carryforwards will expire at various times between 2008 and 2027. A substantial portion of these carryforwards are restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177,000.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2007 and 2006 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 8.	STOCKHOLDERS’ EQUITY

Common Stock:

During 2007, the Company completed two common stock financing rounds wherein it raised a total of $1,033,000 of capital from several new investors as well as certain members of its Board of Directors. In February 2007, the Company sold 3,723,007 shares of its common stock for $0.1343 per share for a total of $500,000.  In October 2007, the Company completed a private sale of shares of its common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, the Company sold 2,169,311 shares of its common stock for $0.2457 per share for a total of $533,000. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

As part of the recapitalization plan described in Note 2, the Company converted outstanding convertible promissory notes, senior reorganization notes and convertible bridge notes. Senior reorganization debt amounting to $2,309,000 was cancelled and converted into 3,438,473 shares of the Company’s common stock. The Company also converted $3,915,000 of Convertible Bridge Notes into 30,508,448 shares of Cicero common stock. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

Stock Grants:

In August 2007, the Company issued Mr. John P. Broderick, our Chief Executive Officer, a restricted stock award in the amount of 549,360 shares which will vest to him upon his resignation or termination.  The Company used the Black-Scholes method to value these shares and assumed a life of 10 years.  The Company recorded compensation expense of approximately $36,000 for fiscal 2007.

Stock Options:

In 2007, the Board of Directors approved the 2007 Cicero Employee Stock Option Plan which permits the issuance of incentive and nonqualified stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. The aggregate number of shares of common stock which may be issued under this Plan shall not exceed 4,500,000 shares upon the exercise of awards and provide that the term of each award be determined by the Board of Directors.  The Company also has a stock incentive plan for outside directors and the Company has set aside 1,200 shares of common stock for issuance under this plan. The Company's 1997 Employee Stock Option Plan expired during 2007.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

Activity for stock options issued under these plans for the fiscal years ending December 31, 2007, 2006 and 2005 was as follows:

	Plan Activity	Option Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2004	74,887	12.00-3,931.00	111.00
Granted	2,529	7.00 – 12.00	9.00
Exercised	(2,529)	7.00 – 12.00	9.00
Forfeited	(15,877)	22.00-3,931.00	75.00
Balance at December 31, 2005	59,010	12.00-3,931.00	124.00
Forfeited	(13,695)	22.00-3,931.00	137.14
Balance at December 31, 2006	45,315	12.00-3,931.00	120.61
Granted	2,756,173	0.51	0.51
Forfeited	(270,413)	0.51-612.50	12.21
Expired	(2,050)	1,473.00	1,473.00
Balance at December 31, 2007	2,529,025	0.51-3,931.00	1.35

There were 2,756,173 options granted during 2007 and none during 2006. The weighted average grant date fair value of options issued during the years ended December 31, 2007 and 2005 was equal to $0.51 and $9.00 per share, respectively. There were no option grants issued below fair market value during 2007 and 2005.

At December 31, 2007, 2006, and 2005, options to purchase 888,634, 45,315, and 5,237 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $0.51 to $3,931.25. The following table summarizes information about stock options outstanding at December 31, 2007:

EXERCISE PRICE	NUMBER OUTSTANDING	REMAINING CONTRACTUAL LIFE FOR OPTIONS OUTSTANDING	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE

$0.51-0.51	2,500,760	9.6	860,369	$0.51
0.52-393.12	26,680	5.5	26,680	40.60
393.13-786.25	1,350	3.2	1,350	532.20
786.26-1,179.37	165	2.0	165	944.41
1,179.38-3,538.12	40	2.6	40	1,881.25
3,538.13-3,931.25	30	2.2	30	3,931.25

	2,529,025	9.6	888,634	$2.91

Preferred Stock:

As part of the recapitalization plan approved by shareholders in November 2006, the Company offered to exchange its existing Series A-3, B-3, C and D preferred shares at reduced conversion rates in exchange for shares of a new Series A-1 preferred stock in Cicero Inc. This proposal also required approval by existing preferred shareholders as a class. The new conversion prices with respect to the Series A-3, B-3 and D preferred stock were negotiated with the holders of each series based upon such factors as the current conversion price in relation to the market, the dollar amount represented by such series and, waiver of anti-dilution, liquidation preferences, seniority and other senior rights.  The conversion price for the Series C preferred stock was determined in relation to the conversion price for the Series D preferred stock.  The Board of Directors determined the new conversion price of each series of Level 8 preferred stock after discussion and review of those rights, ranks and privileges that were being waived by the present holders of preferred stock.  Among those rights being waived are anti-dilution protection, liquidation preferences and seniority.

The holders of the Series A-1 preferred stock shall have the rights and preferences set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware upon the approval of the Recapitalization.  The rights and interests of the Series A-1 preferred stock of the Company will be substantially similar to the rights interests of each of the series of  the former Level 8 preferred stock other than for (i) anti-dilution protections that have been permanently waived and (ii) certain voting, redemption and other rights that holders of Series A-1 preferred stock will not be entitled to.  All shares of Series A-1 preferred stock will have a liquidation preference pari passu with all other Series A-1 preferred stock.

The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock for each share of Series A-1 preferred stock.  The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations.  The Series A-1 preferred stock is also convertible on an automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission.  The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock.  The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company.  The Series A-1 preferred stock is not redeemable.

The holders of Series A-1 preferred stock also possess the following voting rights.  Each share of Series A-1 preferred stock shall represent that number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series A-1 preferred stock.  The holders of Series A-1 preferred stock and the holders of Common Stock shall vote together as a class on all matters except: (i) regarding the election of the Board of Directors of the Company (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by the Company (as set forth below).

The approval of at least two-thirds of the holders of Series A-1 preferred stock voting together as a class, shall be required in order for the Company to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on the Company’s equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock; (v) effectuate a significant change in the principal business of the Company as conducted at the effective time of the Recapitalization; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by the Company; (vii) make any loan or advance to any person, including any employees or directors of the Company or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.   In addition, the unanimous vote of the Board of Directors is required for any liquidation, dissolution, recapitalization or reorganization of the Company.   The voting rights of the holders of Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by the Company of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares of Series A-1 preferred stock are entitled to appoint two observers to the Company’s Board of Directors who shall be entitled to receive all information received by members of the Board of Directors, and shall attend and participate without a vote at all meetings of the Company’s Board of Directors and any committees thereof.  At the option of a majority of the holders of Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Company’s Board of Directors, each having all voting and other rights attendant to any member of the Company’s Board of Directors.  As part of the Recapitalization, the right of the holders of Series A-1 preferred stock to elect a majority of the voting members of the Company’s Board of Directors shall be terminated.

As a result of the reduced conversion prices the Company exchanged all of the Series A-3, B-3, C and D preferred stock into 172 shares of Series A-1 preferred stock and using Black-Scholes, we calculated a beneficial conversion in the exchange of the Series A-3, B-3, C and D shares for Series A-1 preferred stock. The beneficial conversion of $21,000 is treated as a deemed dividend in the Statement of Operations for the year ended December 31, 2006.

As part of the recapitalization plan, Noteholders of $992,000 of Convertible Promissory Notes were offered reduced conversion prices to convert their notes into shares of the Company’s new series A-1 preferred stock. All Noteholders have agreed to convert their notes into shares of Series A-1 preferred stock. The Company has cancelled these notes and issued 1,591 shares of its Series A-1 preferred stock. In accordance with EITF 98-5 and specifically paragraph 8, the Company has utilized the Black-Scholes formula to determine the fair value of the stock received. The Company has calculated the fair value of the stock received to be $484,000 resulting in a beneficial conversion of $508,000. Since this beneficial conversion is immediately recognizable by the holders, the Company has fully amortized this conversion and recorded an accretion to preferred stock in the Statement of Operations for the year ended December 31, 2006.

During 2005 and 2004, there were 456 shares of preferred stock converted into 13,511 shares of the Company's common stock and 4,686 shares of preferred stock converted into 70,375 shares of the Company’s common stock, respectively.  There were 1,571 shares of the Series A3 Preferred Stock and 30,000 shares of Series B3 Preferred Stock, 991 shares of Series C Preferred Stock, and 1,061 shares of  Series D Preferred Stock outstanding at December 31, 2005.

Stock Warrants:

The Company values warrants based on the Black-Scholes pricing model.  Warrants granted in 2007, 2006 and 2005 were valued using the following assumptions:

	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Expected Dividend	Fair Value of Common Stock

Preferred Series D-1 Warrants	5	117%	3%	None	$7.00
Preferred Series D-2 Warrants	5	102%	3%	None	$20.00
Early Adopter Warrants	4	104%	4%	None	$1.50
Long Term Promissory Note Warrants	10	168%	5.25%	None	$0.18

Increase in Capital Stock:

In November 2006, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 85,000,000 to 215,000,000.

NOTE 9.	EMPLOYEE BENEFIT PLANS

The Company sponsors one defined contribution plan for its U.S. employees - the Cicero Inc 401(K) Plan.  Under the terms of the Plan, the Company, at its discretion, provides a 50% matching contribution up to 6% of an employee’s salary.  Participants must be eligible company plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Plan included in the Consolidated Statements of Operations totaled $0, $0 and $30,000, for the years ended December 31, 2007, 2006, and 2005, respectively. On December 1, 2005, the Company suspended further contributions to the defined contribution plan.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations.  The Company’s foreign subsidiaries are no longer active.

NOTE 10.	SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2007, one customer accounted for 87.2% of operating revenues and represented 100% of accounts receivable at December 31, 2007.  In 2006, four customers accounted for 50.0%, 18.7%, 13.3% and 10.0% of operating revenue. In 2005, two customers accounted for 52.4% and 13.0% of operating revenues.

NOTE 11.	FOREIGN CURRENCIES

The Company’s net foreign currency transaction losses/ (gains) were $15,000, $14,000, and $(23,000), for the years ended 2007, 2006, and 2005, respectively.

NOTE 12.	SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Based upon the current business environment in which the Company operates, the economic characteristics of its operating segments and management’s view of the business, a revision in terms of aggregation of its segments was appropriate. Therefore the segment discussion outlined below clarifies the adjusted segment structure as determined by management under SFAS No. 131. All prior year amounts have been restated to conform to the new reporting segment structure.

Management makes operating decisions and assesses performance of the Company’s operations based on one reportable segment, it’s the Software product segment.  Prior to this change the Company had segregated into two separate segments: Desktop Integration and Messaging. The Messaging business has always been an immaterial part of the Company’s overall business and generally all its sales efforts are focused on the Cicero product. As such, the Company has elected to combine the two products into one reportable segment.

The Software product segment is comprised of the Cicero® product and the Ensuredmail product.  Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.Ensuredmail is an encrypted email technology that can reside on either the server or the desktop.

The table below presents information about reported segments for the year ended December 31, 2007, 2006 and 2005 (in thousands):

	For the year ended December 31,
	2007	2006	2005
Total revenue	$1,808	$972	$785
Total cost of revenue	937	767	1,188
Gross margin (loss)	871	205	(403)
Total operating expenses	2,711	2,085	2,655
Segment loss	$(1,840)	$(1,880)	$(3,058)

A reconciliation of segment operating expenses to total operating expense follows (numbers are in thousands):

	2007	2006	2005
Segment operating expenses	$2,711	$2,085	$2,655
(Gain) on disposal of assets	--	(24)	--
Total operating expenses	$2,711	$2,061	$2,655

A reconciliation of total segment profitability to net loss for the fiscal years ended December 31(in thousands):

	2007	2006	2005
Total segment profitability (loss)	$(1,840)	$(1,880)	$(3,058)
Gain on disposal of assets	--	24	--

Interest and other income/(expense), net	(135)	(1,141)	(623)
Net loss	$(1,975)	$(2,997)	$(3,681)

The following table presents a summary of revenue by geographic region for the years ended December 31(in thousands):

	2007	2006	2005

USA	1,808	972	783
Italy	-	-	2

	$1,808	$972	$785

Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2007, 2006 and 2005, all of the long-lived assets of the Company are located in the United States.

NOTE 13.	RELATED PARTY INFORMATION

BluePhoenix Solutions, formerly Liraz Systems Ltd., the Company’s former principal stockholder, guaranteed certain debt obligations of the Company. In October 2007, the Company agreed to restructure the note payable to Bank Hapoalim and guaranty by BluePhoenix Solutions. Under a new agreement with BluePhoenix, the Company made a principal reduction payment to Bank Hapoalim in the amount of $300,000. Simultaneously, BluePhoenix paid $1,671,000 to Bank Hapoalim, thereby discharging that indebtedness. The Company and BluePhoenix entered into a new Note in the amount of $1,021,000, bearing interest at LIBOR plus 1.0% and maturing on December 31, 2011. In addition, BluePhoenix acquired 2,546,149 shares of the Company’s common stock in exchange for $650,000 paid to Bank Hapoalim to retire that indebtedness.  Of the new note payable to BluePhoenix, approximately $350,000 is due on January 31, 2009 and the balance is due on December 31, 2011.  In November 2006, the Company and Liraz agreed to extend the guaranty and with the approval of the lender, agreed to extend the maturity of the debt obligation until October 31, 2007. The Company issued 60,000 shares of common stock to Liraz in exchange for this debt extension.

In October 2007, the Company entered into a long-term note with John L. (Launny) Steffens, the Chairman on the Board of Directors, as part of the restructuring of the Note payable to Bank Hapoalim.  The Note bears interest of 3% and matures in October 2009.  At December 31, 2007, the Company was indebted to Mr. Steffens in the amount of $300,000.

In November 2007, the Company entered into a short term note payable with John L. (Launny) Steffens, the Chairman of the Board of Directors, for various working capital needs. The Note bears interest at 6% per year and is unsecured. At December 31, 2007, the Company was indebted to Mr. Steffens in the amount of $40,000.

During 2006, under an existing reseller agreement, the Company recognized $100,000 of software revenue with Pilar Services, Inc. Pilar Services is presently owned and managed by Charles Porciello who is a member of our Board of Directors. As of December 31, 2007, the receivable was still outstanding and the Company has reserved 100% of the balance as doubtful.

From time to time during 2005 and 2004, the Company entered into short term notes payable with Anthony Pizi, the Company’s former Chief Information Officer. The Notes bear interest at 1% per month and are unsecured. At December 31, 2007, the Company was indebted to Mr. Pizi in the amount of $9,000.

Convertible Promissory Notes: Directors and executive officers made the following loans to the Company for convertible promissory notes:  In June 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the Note holder into 270,270 shares of our common stock and warrants to purchase 270,270 shares of our common stock exercisable at $0.37. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the Note for 14 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In July 2004, the Company entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000.  Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the Note holder into 560,000 shares of our common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the Note for 78.4 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. Also in July 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which bears interest at 1% per month and is convertible into 90,118 shares of our common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share.  All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 12.62 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In March 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Mark Landis in the amount of $125,000.  Mr. Landis is a director and the Company’s former Chairman of the Board and Mr. and Mrs. Landis are parents-in-law to Mr. Pizi, the Company’s former Chief Information Officer. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 62.5 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In June 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 781,250 shares of the Company’s common stock and warrants to purchase 781,250 shares of Level 8 common stock exercisable at $0.16 per share. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 113.64 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In October 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10 per share. The warrants expire in three years.  As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 400 shares of Series A-1 preferred stock.  In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In November 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis, in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08 per share. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 750 shares of Series A-1 preferred stock.  In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In June 2004, the Company entered into a convertible promissory note with Fredric Mack, a former director of the Company, in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 390,625 shares of the Company’s common stock and warrants to purchase 390,625 shares of the Company’s common stock exercisable at $0.32 per share.  As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 54.69 shares of Series A-1 preferred stock.   In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In April 2005, the Company entered into a convertible promissory note with Bruce Miller, a director of the Company, in the amount of $30,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 428,571 shares of the Company’s common stock. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 60 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In July 2004, the Company entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 (during the period when the terms of the recapitalization merger were being negotiated and at the time of approval of the recapitalization merger by our board of directors), was a director of the Company, in the amount of $25,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 78,125 shares of the Company’s common stock and warrants to purchase 78,125 shares of the Company’s common stock exercisable at $0.32 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 10.94 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

All of such warrants expire three years from date of grant.

Senior Reorganization Notes.  From March 2004 to April 2005, directors and executive officers made the following loans to us for Senior Reorganization Notes:  Mr. Pizi held $423,333 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 5,716 shares of Cicero common stock at a purchase price of $0.20 per share.

Mr. Landis held $327,860 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 4,423 shares of Cicero common stock at an exercise price of $0.20 per share.

Mr. Mack held, together with his affiliates, $88,122 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 1,122 shares of Cicero common stock at a purchase price of $0.20 per share.

Mr. Miller held, together with his affiliates, $77,706 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 1,145 shares of Cicero common stock at a purchase price of $0.20.

Mr. Atherton held, together with his affiliates, $20,000 of Senior Reorganization Notes which were converted into warrants to purchase an additional 2,898 shares of Cicero common stock at a purchase price of $0.20.

Mr. Broderick, Chief Executive Officer and Chief Financial Officer of the Company, held $2,300 of Senior Reorganization Notes, which were converted into warrants to purchase 3,222 shares of the Cicero Inc. common stock at a purchase price of $0.20 per share, and options to purchase 12,609 shares of common stock under the Company’s stock option plan that will convert into options to purchase Cicero common stock.

Such warrants are only issuable upon approval of the recapitalization merger, and were automatically exercised in connection with the consummation of the recapitalization plan.

Convertible Bridge Notes.  From July 2005 to December 2006, directors and executive officers made the following loans to the Company for Convertible Bridge Notes:

Mr. Pizi held $85,000 of Convertible Bridge Notes which bore interest at 10% and matured on September 15, 2005.  These notes automatically converted into 680,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Landis held $395,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 3,160,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Mack held, together with his affiliates, $114,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 897,564 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Miller held, together with his affiliates, $120,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006.  These notes automatically converted into 947,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Bruce Hasenyager, a member of our Board of Directors, held $4,061 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. These notes automatically converted into 32,485 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Bruce Percelay, a member of our Board of Directors, held $130,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 1,027,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. John W. Atherton, a member of our Board of Directors, held $15,000 of convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 120,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Charles Porciello, a member of our Board of Directors, held $10,000 of Convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 80,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

NOTE 14.	LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases.  Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007 consisted of only one lease as follows (in thousands):
Lease Commitments

2008	$103
2009	97
2010	101
$301

Rent expense for the years ended December 31, 2007, 2006, and 2005 was $74,000, $60,000, and $122,000, respectively.  As of December 31, 2007, 2006, and 2005, the Company had no sublease arrangements.

NOTE 15.	CONTINGENCIES

Various lawsuits and claims have been brought against us in the normal course of our business.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors.  The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation.  Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. The Company is in the process of negotiating a series of payments for the remaining liability of approximately $80,000.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 16.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2007:
Net revenues	$232	$316	$387	$873
Gross margin	65	160	82	564
Net income/(loss)	(529)	(452)	(966)	(29)
Net loss/share –basic and diluted attributedto common stockholders	$(0.01)	$(0.01)	$(0.02)	--

2006:
Net revenues	$281	$320	$248	$123
Gross margin/(loss)	75	114	60	(44)
Net loss	(576)	(515)	(647)	(1,259)
Net loss/share –basic and diluted attributed to common stockholders	$(0.01)	$(0.01)	$(0.01)	$(0.22)

NOTE 17.	SUBSEQUENT EVENTS

In March 2008, the Company was notified that a group of investors including two members of the Board of Directors acquired a short term promissory note due SDS Merchant Fund in the principal amount of $250,000. The note is unsecured and bears interest at 10% per annum. Also in March, our Board of Directors approved a resolution to convert this debt plus accrued interest into common stock of the Company. The total principal and interest amounted to $361,827 and is being converted into 1,417,264 shares of common stock. Mr. John Steffens, the Company’s Chairman, will acquire 472,516 shares and Mr. Bruce Miller, also a member of our Board of Directors, will acquire 472,374 shares.

In March 2008, the Company amended the terms of its Note Payable with BluePhoenix Solutions. Under the terms of the original Note, the Company was to make a principal reduction payment in the amount of $350,000 on January 30, 2009. The Company and BluePhoenix agreed to accelerate that principal payment to March and April 2008 in return for a conversion of $50,000 into 195,848 shares of the Company’s common stock. In March, the Company paid $200,000 plus accrued interest and in April, the Company will pay $100,000 plus accrued interest.

CICERO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2008	December 31, 2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$228	$250
Assets of discontinued operations	76	79
Trade accounts receivable, net	333	692
Prepaid expenses and other current assets	186	208
Total current assets	823	1,229
Property and equipment, net	48	22
Total assets	$871	$1,251
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term debt	$702	$1,235
Accounts payable	2,127	2,489
Accrued expenses:
Salaries, wages, and related items	1,048	1,002
Other	2,037	2,072
Liabilities of discontinued operations	446	455
Deferred revenue	502	108
Total current liabilities	6,862	7,361
Long-term debt	971	1,323
Total liabilities	7,833	8,684
Stockholders' (deficit):
Preferred stock	--	--
Common stock	47	44
Additional paid-in capital	229,909	228,858
Accumulated deficit	(236,929)	(236,320)
Accumulated other comprehensive income/(loss)	11	(15)
Net stockholders' (deficit)	(6,962)	(7,433)
Total liabilities and stockholders' (deficit)	$871	$1,251

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Software	$72	$1	$1,204	$1
Maintenance	249	84	596	202
Services	257	302	675	732
Total operating revenue	578	387	2,475	935

Cost of revenue
Software	4	--	40	--
Maintenance	55	94	182	201
Services	255	211	605	427
Total cost of revenue	314	305	827	628

Gross margin	264	82	1,648	307

Operating expenses:
Sales and marketing	233	241	678	572
Research and product development	160	217	474	475
General and administrative	338	546	959	1,069
Total operating expenses	731	1,004	2,111	2,116
Loss from operations	(467)	(922)	(463)	(1,809)

Other income (expense):
Interest expense	(64)	(64)	(187)	(186)
Other income/(expense)	(22)	21	41	49
Loss before provision for income taxes	(553)	(965)	(609)	(1,946)
Income tax provision	--	1	--	1

Net loss	$(553)	$(966)	$(609)	$(1,947)

Loss per share:
Basic loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.06)
Diluted loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.06)

Average shares outstanding:
Basic	46,404	39,020	45,682	34,785
Potential dilutive common shares	52	--	24	--
Diluted	46,456	39,020	45,706	34,785

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30
	2008	2007
Cash flows from operating activities:
Net loss	$(609)	$(1,947)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12	2
Stock compensation expense	344	582
Stock issuance	15	--
Changes in assets and liabilities:
Trade accounts receivable	359	(99)
Assets and liabilities – discontinued operations	(6)	18
Prepaid expenses and other assets	22	(42)
Accounts payable and accrued expenses	(56)	(21)
Deferred revenue	394	109
Net cash provided by (used in) operating activities	475	(1,398)

Cash flows from investing activities:
Purchases of equipment	(38)	(7)

Cash flows from financing activities:
Proceeds from the issuance of common stock	--	1,023
Borrowings under credit facility, term loans and notes payable	935	156
Repayments of term loans, credit facility and notes payable	(1,420)	(61)
Net cash provided by (used in) financing activities	(485)	1,118
Effect of exchange rate changes on cash	26	(6)
Net decrease in cash and cash equivalents	(22)	(293)
Cash and cash equivalents:
Beginning of period	250	310
End of period	$228	$17

Non-Cash Investing and Financing Activities:

During July 2008, the Company issued 391,696 shares of common stock in exchange for a $100,000 principal payment on a promissory note.

During July 2008, the Company issued 195,848 shares of common stock in exchange for a $50,000 principal payment on a promissory note.

During July 2008, the Company issued 80,993 shares of common stock to a vendor in exchange for the settlement of an accounts payable balance of $20,678.

During April 2008, the Company issued 623,214 shares of common stock to a vendor in exchange for the settlement of an accounts payable balance of $159,106.

During March, April and July 2008, the Company issued 1,425,137 shares of common stock in exchange for the conversion of debt and interest of $363,000 to a group of investors who had acquired the short term promissory note due to SDS Merchant Fund.

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net loss	$(553)	$(966)	$(609)	$(1,947)
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustment	32	(6)	26	(6)
Comprehensive loss	$(521)	$(967)	$(583)	$(1,953)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (unaudited)

NOTE 1.   INTERIM FINANCIAL STATEMENTS

The accompanying financial statements for the three and nine months ended September 30, 2008 and 2007 are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations.  Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in Cicero Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.  The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year.  In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations.  All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with generally accepted accounting principles of the United States of America.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries.  All of the Company's subsidiaries are wholly owned for the periods presented.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred losses of $1,975,000 and $2,997,000 in 2007 and 2006, respectively, and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2008, the Company incurred a loss of $609,000 and had a working capital deficiency of $6,039,000. The Company’s future revenues are entirely dependent on acceptance of Cicero® software, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero®-related product line and continues to negotiate with significant customers who have expressed interest in the Cicero® software technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero®’s integration occurs at the desktop without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process.  Additionally, the Company will seek to raise additional capital or to enter into other strategic transactions to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual amounts could differ from these estimates.

Stock-Based Compensation

During 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment”, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R.

The Company issued 275,000 options in the first six months of 2008 of which 83,333 were vested immediately.  The Company recognized stock-based compensation expense of $110,000 and $317,000, respectively, for the three and nine months ended September 30, 2008.  The Company also recognized stock-based compensation expense of $9,000 and $27,000, respectively, for the three and nine months ended September 30, 2008, for the 549,360 restricted shares of stock reserved for Mr. John Broderick, the Company’s CEO, in accordance with his 2007 employment agreement.

The following table sets forth certain information as of September 30, 2008 about shares of the Company’s common stock, par value $.001 (the “Common Stock”), outstanding and available for issuance under the Company’s existing equity compensation plans: the Cicero Inc. 2007 Employee Stock Option Plan, the Cicero Inc. (formerly Level 8 Systems, Inc.) 1997 Stock Option Incentive Plan and the Outside Director Stock Option Plan.  The Company’s stockholders approved all of the Company’s stock-based compensation plans.

Shares
Outstanding on January 1, 2008	2,529,025
Granted	400,000
Exercised	--
Forfeited	(268,812)
Outstanding on September 30, 2008	2,660,213

Weighted average exercise price of outstanding options	$1.73
Shares available for future grants on September 30, 2008	1,867,107

Options to purchase shares of  common  stock  are  excluded  from  the calculation  of diluted  earnings per share when their  inclusion  would have an anti-dilutive effect on the calculation.  No options were included for the three and nine-month periods ended September 30, 2008 and 2007, respectively. Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the respective period.  Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and dilutive potential common shares outstanding during the respective period. The weighted average number of common shares is increased by the number of dilutive potential common shares issuable on the exercise of options less the number of common shares assumed to have been purchased with the proceeds from the exercise of the options pursuant to the treasury stock method; those purchases are assumed to have been made at the average price of the common stock during the respective period.  The average price of Cicero common stock during the three months ended September 30, 2008 and 2007 was $0.24 and $0.42, respectively.  The average price of Cicero common stock during the nine months ended September 30, 2008 and 2007 was $0.20 and $0.72, respectively.

NOTE 2.   RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This Statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.  The Company believes that the adoption of SFAS No. 162 will not have an effect on the Company’s financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”.  This statement requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, results of operations and cash flows.  SFAS No. 161 is effective for the Company beginning January 1, 2009.  The Company is currently assessing the potential impact that adoption of SFAS No. 161 may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (SFAS 141R”).  SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, research and development assets and restructuring costs.  In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income taxes.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.  The adoption of the provisions of SFAS 141R is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, An Amendment of ARB No. 51,”  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The statement shall be applied prospectively as of the beginning of the fiscal year in which the statement is initially adopted.  The adoption of the provisions of SFAS 160 is not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – an amendment of FASB Statement 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Most of the provisions of this statement apply only to entities that elect the fair value option; however, the amendment to FASB Statement 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. The Company does not believe adoption of this statement will have a material impact on its financial statements.

NOTE 3.   SHORT TERM DEBT

Notes payable, short-term debt, and notes payable to related party consist of the following (in thousands):

	September 30, 2008	December 31, 2007
Note payable, related party (a)	$94	$49
Notes payable (b)	608	1,186
	$702	$1,235

(a)
In June 2008, the Company entered into a short term note payable with John L. (Launny) Steffens, the Chairman of the Board of Directors, for various working capital needs. The Note bears interest at 10% per year and is unsecured. At September 30, 2008, the Company was indebted to Mr. Steffens in the amount of $45,000.

In November 2007, the Company entered into a short term note payable with Mr. Steffens for various working capital needs. The Note bears interest at 6% per year and is unsecured. At September 30, 2008, the Company was indebted to Mr. Steffens in the amount of $40,000.

In 2004, the Company entered into promissory notes with one of the Company’s directors and the former Chief Information Officer, Anthony Pizi.  The notes bear interest at 12% per annum. At September 30, 2008, the Company was indebted to Mr. Pizi in the amount of $9,000.

(b)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings, both secured by accounts receivable and unsecured.  In addition, in 2004 the Company settled certain litigation and agreed to issue a series of promissory notes to support its obligations in the aggregate principal amount of $88,000. The notes bear interest between 10% and 36% per annum.

NOTE 4.   LONG-TERM DEBT

Long-term loan and notes payable to related party consist of the following (in thousands):

	September 30, 2008	December 31, 2007
Term loan (a)	$671	$1,021
Note payable; related party (b)	300	300
Other long-term debt	--	2
	$971	$1,323

(a)
In October 2007, the Company, in conjunction with BluePhoenix Solutions, retired the note payable to Bank Hapoalim and entered into a new note with BluePhoenix Solutions in the principal amount of $1,021,000 with interest at LIBOR plus 1% (4.25% at September 30, 2008 and 5.86% at December 31, 2007) maturing in December 2011. Interest is payable quarterly.  Under the terms of the original note, the Company was to make a principal reduction payment in the amount of $350,000 on January 30, 2009. The Company and BluePhoenix agreed to accelerate that principal payment to March and May 2008 in return for a conversion of $50,000 of principal into 195,848 shares of the Company’s common stock.  In March 2008, the Company paid $200,000 plus accrued interest.  In July 2008, $50,000 of debt was converted into 195,848 shares of the Company’s common stock.  The remaining payment of $100,000 is due January 30, 2009.

(b)
In october 2007, the company entered into a long-term note with John L. (Launny) Steffens, the chairman of the board of directors, as part of the restructuring of the note payable to Bank Hapoalim.  The note bears interest of 3% and matures in October 2009.  At September 30, 2008, the company was indebted to Mr. Steffens in the amount of $300,000.

NOTE 5.   STOCKHOLDER’S EQUITY

In July 2008, the Company issued 80,993 shares of common stock to a vendor for the settlement of an accounts payable balance of $20,678.

In July 2008, the Company issued 195,848 shares of common stock to BluePhoenix Solutions in lieu of repayment of $50,000 of debt.  An additional 60,000 shares of common stock were issued to BluePhoenix due to a filing deadline penalty.

In April 2008, the Company issued 623,214 shares of common stock to a vendor for the settlement of an accounts payable balance of $159,106.

In March 2008, the Company was notified that a group of investors, including two members of the Board of Directors, acquired a short term promissory note due SDS Merchant Fund in the principal amount of $250,000. The note is unsecured and bears interest at 10% per annum. In March, our Board of Directors approved a resolution to convert this debt plus accrued interest into common stock of the Company. In March, April and July 2008, the total principal and interest amounted to $363,167 and was converted into 1,425,137 shares of common stock, of which Mr. John Steffens, the Company’s Chairman, acquired 475,141 shares and Mr. Bruce Miller, also a member of our Board of Directors, acquired 474,998 shares.

In October 2007, the Company completed a private sale of shares of its common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, the Company sold 2,169,312 shares of its common stock for $0.2457 per share for a total of $533,000, receiving cash proceeds of $383,000 and converting a note in the principal amount of $150,000. Participating in this consortium were Mr. John L. (Launny) Steffens, the Company’s Chairman, and Messrs. Bruce Miller, Don Peppers, and Bruce Percelay, members of the Board.  Mr. Steffens converted the principal amount of his short term notes with the Company of $250,000 for 1,017,501 shares of common stock.  Mr. Miller invested $20,000 for 81,400 shares of common stock, Mr. Peppers acquired 101,750 shares for a $25,000 investment and Mr. Bruce Percelay acquired 40,700 shares for a $10,000 investment.

In August 2007, the Company issued 2,756,173 options and recognized $650,000 in stock-based compensation expense for fiscal 2007.  The Company also recognized $36,000 in stock-based compensation expense for the 549,360 restricted shares of stock reserved for Mr. John Broderick, the Company’s CEO, in accordance with his 2007 employment agreement.

In February 2007, the Company completed a private sale of shares of its common stock to a group of investors, three of which are members of our Board of Directors. Under the terms of that agreement, the Company sold 3,723,008 shares of its common stock for $0.1343 per share for a total of $500,000. Participating in this consortium were Mr. Mark Landis, the Company’s former Chairman, and Mr. Bruce Miller, who is a Board member. Mr. Landis acquired 74,460 shares for a $10,000 investment and Mr. Miller acquired 148,920 shares for a $20,000 investment.  In May 2007, Mr. John L. (Launny) Steffens was elected Chairman of the Board of Directors.  Prior to his election, Mr. Steffens had participated in the private sale of shares acquiring 1,006,379 shares for an investment of $135,157.

In December 2006, the Company completed its Plan of Recapitalization, approved by its stockholders at a Special Stockholders Meeting held on November 16, 2006. Results of the Plan included a reverse stock split at a ratio of 100:1; change of the Company’s name from Level 8 Systems, Inc. to Cicero Inc.; increased the authorized common stock of the Company from 85 million shares to 215 million shares;  converted existing preferred shares into a new Series A-1 Preferred Stock; converted and cancelled senior reorganization debt in the aggregate principal amount of $2.3 million into 3,438,473 shares of common stock; converted the aggregate principal amount of $3.9 million of convertible bridge notes into 30,508,448 shares of common stock; converted each share of Series A3 Preferred Stock into 4.489 shares of Series A-1 Preferred Stock; converted each share of Series B3 Preferred Stock into 75 shares of Series A-1 Preferred Stock; converted each share of Series C Preferred Stock into 39.64 shares of Series A-1 Preferred Stock; converted an aggregate principal amount of $1.1 million of Series D Preferred Stock, recorded as mezzanine financing, into 53 shares of Series A-1 Preferred Stock; and converted an aggregate principal amount of $1 million of convertible promissory notes into 1,591 shares of Series A-1 Preferred Stock.  As of September 30, 2008 the Company had 1,544 shares of Series A-1 Preferred Stock outstanding.

NOTE 6.   INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards  No.  109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first nine months of fiscal year 2008 or 2007.  Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 7.   LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding.  Diluted earnings/(loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities.  Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following reconciles the weighted average shares used for the basic earnings per share computation to the shares used for the diluted earnings per share computation (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Basic shares	46,404	39,020	45,682	34,785
Effect of dilution	52	--	24	--
Diluted shares	46,456	39,020	45,706	34,785

The following table sets forth the potential shares that are not included in the diluted loss per share calculation because to do so would be anti-dilutive for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Stock options where the exercise price is greater then the average market price of common shares	2,608	2,801	2,636	2,801
Warrants where the exercise price is greater than the average market price of common shares	422	300	422	300
Preferred stock, common share equivalent	1,544	1,604	1,544	1,604

NOTE 8.   SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Based upon the current business environment in which the Company operates, the economic characteristics of its operating segments and management’s view of the business, a revision in terms of aggregation of its segments was appropriate. Therefore the segment discussion outlined below clarifies the adjusted segment structure as determined by management under SFAS No. 131. All prior year amounts have been restated to conform to the new reporting segment structure.

Management makes operating decisions and assesses performance of the Company’s operations based on one reportable segment, the Software product segment.  Prior to this change the Company had segregated into two separate segments: Desktop Integration and Messaging. The Messaging business has always been an immaterial part of the Company’s overall business and generally all its sales efforts are focused on the Cicero product. As such, the Company has elected to combine the two products into one reportable segment.

The Software product segment is comprised of the Cicero® product and the Ensuredmail product.  Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.  Ensuredmail is an encrypted email technology that can reside on either the server or the desktop.

The table below presents information about the reported segment for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Total revenue	$578	$387	$2,475	$935
Total cost of revenue	314	305	827	628
Gross margin	264	82	1,648	307
Total operating expenses	731	1,004	2,111	2,116
Segment loss	$(467)	$(922)	$(463)	$(1,809)

A reconciliation of total segment loss to loss before provision for income taxes for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Total segment income/(loss)	$(467)	$(922)	$(463)	$(1,809)
Interest and other income/(expense), net	(86)	(43)	(146)	(137)
Total income/(loss) before income taxes	$(553)	$(965)	$(609)	$(1,946)

NOTE 9.   CONTINGENCIES

Various lawsuits and claims have been brought against us in the normal course of our business.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors.  The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation.  Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. The Company has not made any additional payment and has a remaining liability of approximately $88,000.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Cicero Inc. (on behalf of itself and the selling stockholders) in connection with this offering.  All amounts are estimates except for the registration fee.

SEC Registration Fee(as paid)	$50
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	30,000
Miscellaneous	1,500
Total	$36,550

Item 14:	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

The registrant’s certificate of incorporation and bylaws provide for indemnification of the registrant’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director’s fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. The registrant’s certificate of incorporation limits a director’s liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above.

The registrant’s certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person’s alleged action in an official capacity or in any other capacity while serving as a director or officer of the registrant.

Item 15:	Recent Sales of Unregistered Securities

In July 2008, the Company issued 391,696 shares of common stock for a $100,000 principal payment on a promissory note; the Company issued 195,848 shares of common stock for a $50,000 principal payment on a promissory note; and the Company issued 80,993 shares of common stock to a vendor for the settlement of an accounts payable balance of $20,678.  These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In July 2008, the Company issued 2,625 shares of common stock to the Company’s Chairman, Mr. John L. Steffens, for the conversion of interest of $670 as part of the acquisition of the short term promissory note due to SDS Merchant Fund.  These shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933.

In April 2008, the Company issued 623,214 shares of common stock to a vendor for the settlement of an accounts payable balance of $159,106.  The issuance of shares of common stock in the transaction was exempt from the registration of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof.

In March 2008, the Company was notified that a group of investors including two members of the Board of Directors acquired a short term promissory note due SDS Merchant Fund in the principal amount of $250,000. The note is unsecured and bears interest at 10% per annum. In March, our Board of Directors approved a resolution to convert this debt plus accrued interest into common stock of the Company. The total principal and interest amounted to $361,827 and was converted into 1,417,264 shares of common stock. Mr. John Steffens, the Company’s Chairman, acquired 472,516 shares and Mr. Bruce Miller, also a member of our Board of Directors, acquired 472,374 shares.  The issuance of shares of common stock in the transaction was exempt from the registration of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof.

In October 2007, we agreed to restructure a promissory note payable to Bank Hapoalim and guaranty by BluePhoenix Solutions. Under a new agreement with BluePhoenix, we made a principal reduction payment to Bank Hapoalim in the amount of $300,000. Simultaneously, BluePhoenix paid $1,671,000 to Bank Hapoalim, thereby discharging that indebtedness. The Company and BluePhoenix entered into a new promissory note in the amount of $1,021,000, bearing interest at LIBOR plus 1.0% and maturing on December 31, 2011. In addition, BluePhoenix acquired 2,546,149 shares of our common stock in exchange for $650,000 paid to Bank Hapoalim to retire that indebtedness. In March 2008, we amended the terms of its Note Payable with BluePhoenix Solutions. Under the terms of the original note, the Company was to make a principal reduction payment in the amount of $350,000 on January 30, 2009. The Company and BluePhoenix agreed to accelerate that principal payment to March and April 2008 in return for a conversion of $50,000 into 195,848 shares of the Company’s common stock. In March, the Company paid $200,000 plus accrued interest and in April, the Company paid $100,000 plus accrued interest.  The issuance of shares of common stock in the transaction was exempt from the registration of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof.

In October 2007, we completed a private sale of shares of its common stock to a group of investors, four of which are members of our Board of Directors. Under the terms of that agreement, we sold 2,169,311 shares of our common stock for $0.2457 per share for a total of $533,000.  The issuance of shares of common stock in the transaction was exempt from the registration of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof and Regulation D promulgated there under, based upon the fact that each investor was an “accredited investor” as suck term definied in Rule 501(a) of Regulation D.

In October 2007, we entered into a Long Term Promissory Note in the amount of $300,000 with Mr. John L. Steffens, our chairman.  The note bears interest at 3% per annum and matures on October 30, 2009.  In order to bring the interest rate on the note in compliance with arm’s length regulations, we also issued 188,285 warrants to purchase our common stock at $0.18 each.  The warrants expire in 10 years.  The issuance of the warrants in this transaction was exempt from the registration of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof.

In February 2007, we completed a private sale of shares of common stock to a group of investors, three of which are member of our Board of Directors.  Under the terms of that agreement, we sold 3,723,007 shares of our common stock for $0.1343 per share for a total of $500,000.  The issuance of shares of common stock in this transaction was exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D promulgated there under, based upon the fact that each investor was an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

From July through December 2006, we issued several Convertible Bridge Notes with a consortium of investors, including certain members of our Board of Directors.  We raised a total of $3,915,000.  The issuance of the Convertible Bridge Notes in this transaction was exempt from the registration requirements of the Act pursuant to Section 4(2) thereof.  Under the terms of the Convertible Bridge Notes, the holders converted their notes into a total of 30,508,448 shares of our common stock upon the effectiveness of the Plan of Reorganization approved by our stockholders in November 2006.  The issuance of share of common stock in this transaction was exempt from the registration requirements of the Act pursuant to Section 3(9) thereof.

Item 16:	Exhibits and Financial Statement Schedule

FINANCIAL STATEMENT SCHEDULES

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

EXHIBITS

The exhibits listed under here below are filed as part of this Form S-1:
Exhibit Number	Description

3.1
Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation (“Level 8”), as amended and restated  December 29, 2006 (incorporated by reference to exhibit 3.1 to Level 8’s Form 8-K filed January 17, 2007).

3.2	Certificate of Designation relating to Series A1 Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.2 to Level 8’s Form 8-K filed January 17, 2007).

3.3
Certificate of Designation relating to Series A3 Convertible Redeemable Preferred Stock, as amended December 29, 2006 (incorporated by reference to exhibit 3.3 to Level 8’s Form 8-K filed January 17, 2007).

3.4	Certificate of Designation relating to Series B3 Convertible Redeemable Preferred as amended December 29, 2006 (incorporated by reference to exhibit 3.4 to Level 8’s Form 8-K filed January 17, 2007).

3.5
Certificate of Designation relating to Series C Convertible Redeemable Preferred Stock as amended December 29, 2006 (incorporated by reference to exhibit 3.5 to Level 8’s Form 8-K filed January 17, 2007).

3.6
Certificate of Designation relating to Series C Convertible Redeemable Preferred Stock as amended December 29, 2006 (incorporated by reference to exhibit 3.5 to Level 8’s Form 8-K filed January 17, 2007).

3.7
Certificate of Designation relating to Series D Convertible Redeemable Preferred Stock as amended December 29, 2006 (incorporated by reference to exhibit 3.5 to Level 8’s Form 8-K filed January 17, 2007).

3.8	Certificate of Incorporation of Level 8 Systems, Inc., a Delaware corporation, as amended August 4, 2003 (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-K filed March 31, 2004).

3.9	Bylaws of Level 8 Systems, Inc., a Delaware corporation (incorporated by reference to exhibit 3.2 to Level 8’s Form 10-K filed April 2, 2002).

3.10
Certificate of Designations, Preferences and Rights dated March 19, 2003 relating to Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8's Form 8-K, filed March 31, 2003).

3.11	Certificate of Designation relating to Series A3 Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002).

3.12	Certificate of Designation relating to Series B3 Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8’s Form 10-Q filed November 15, 2002).

3.13	Certificate of Designation relating to Series C Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 3.1 to Level 8’s Form 8-K filed August 27, 2002).

4.1
Registration Rights Agreement dated July 2006, by and among Level 8 Systems, Inc. and the Purchasers in the Senior  Placement listed on Schedule I thereto relating to the Security Purchasers Agreement  (incorporated by reference to exhibit 4.1 to the Company’s Form 10-K, filed March 31, 2008).

4.2
Registration Rights Agreement, dated January 2004, by and among Level 8 Systems, Inc. and the Purchasers in the January 2004 Private Placement listed on Schedule I thereto relating to the Security Purchasers Agreement  (incorporated by reference to exhibit 4.1 to Level 8’s Form 10-K/A filed April 21, 2004).

4.3
Registration Rights Agreement dated as of March 19, 2003, by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto relating to the Series D Convertible Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K, filed March 31, 2003).

4.4
Registration Rights Agreement dated as of October 15, 2003, by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement listed on Schedule I thereto (incorporated by reference to exhibit 4.2 to Level 8’s Form 10-K, filed March 31, 2004).

4.5
Registration Rights Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement listed on Schedule I thereto (incorporated by reference to exhibit 4.1 to Level 8's Form 8-K, filed January 25, 2002).

4.6	Registration Rights Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and MLBC, Inc. (incorporated by reference to exhibit 4.1 to Level 8's Form 8-K, filed January 11, 2002).

4.7
Registration Rights Agreement, dated as of August 29, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 8-K filed August 30, 2002).

4.7A
First Amendment to Registration Rights Agreement, dated as of October 25, 2002, entered into by and between Level 8 Systems, Inc. and the holders of Series A2/A3 Preferred Stock and Series B2/B3 Preferred Stock (incorporated by reference to exhibit 10.4 to Level 8’s Form 10-Q filed November 15, 2002).

4.8
Registration Rights Agreement, dated as of June 13, 1995, between Level 8 Systems, Inc. and Liraz Systems Ltd. (incorporated by reference to exhibit 10.24 to Across Data Systems, Inc.'s (Level 8's predecessor) Registration Statement on Form S-1, filed May 12, 1995, File No. 33-92230).

4.8A
First Amendment to Registration Rights Agreement, dated as of August 8, 2001, to the Registration Rights Agreement dated as of June 13, 1995, by and between Across Data Systems, Inc. (Level 8's predecessor) and Liraz Systems Ltd. (incorporated by reference to exhibit 4.1 to Level 8's Form 8-K, filed August 14, 2001).

4.9
Registration Rights Agreement, dated as of August 14, 2002, entered into by and between Level 8 Systems, Inc. and the investors in Series C Preferred Stock (incorporated by reference to exhibit 4.1 to Level 8’s Form 8-K filed August 27, 2002).

4.10
Form of Registration Rights Agreement, dated January 2004, by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 4.2 to Level 8's Form 10-Q, filed May 12, 2004).

4.13	Form of Warrant issued to the Purchasers of Series D Preferred Stock dated as of March 19, 2003 (incorporated by reference to exhibit 4.2 to Level 8's Form 8-K, filed March 31, 2003).

4.14	Form of Stock Purchase Warrant issued to Purchasers in the October 2003 Private Placement (incorporated by reference to exhibit 4.9 to Level 8’s Form 10-K, filed March31, 2004).

4.16	Form of Series A3 Stock Purchase Warrant (incorporated by reference to exhibit 10.2 of Level 8’s Form 10-Q filed November 15, 2002).

4.17	Form of Series B3 Stock Purchase Warrant (incorporated by reference to exhibit 10.3 of Level 8’s Form 10-Q filed November 15, 2002).

4.18	Form of Series C Stock Purchase Warrant (incorporated by reference to exhibit 10.2 to Level 8’s Form 8-K filed August 27, 2002)

4.19	Form of Long term Promissory Note Stock Purchase Warrant (incorporated by reference to exhibit 4.19 to the Company’s Form 10-K, filed March 31, 2008).

5.1	Legal Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP **

10.1	Securities Purchase Agreement for Consortium IV (incorporated by reference to exhibit 10.1 to Cicero Inc.’s Form 10-K/A filed July 11, 2007).

10.2
Securities Purchase Agreement dated January 2004, by and among Level 8 Systems, Inc. and the Purchasers in the January 2004 Private Placement (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-K/A filed April 21, 2004).

10.3
Securities Purchase Agreement dated March 2004, by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.2 to Level 8's Form 10-Q, filed May 12, 2004).

10.3
Form of Convertible Promissory Note dated March 2004, by and among Level 8 Systems, Inc. and the Purchasers of Convertible Promissory Note (incorporated by reference to exhibit 10.3 to Level 8's Form 10-Q, filed May 12, 2004).

10.4	Securities Purchase Agreement dated as of March 19, 2003, by and among Level 8 Systems, Inc. and the Purchasers (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed March 31, 2003).

10.5
Securities Purchase Agreement dated as of October 15, 2003, by and among Level 8 Systems, Inc. and the Purchasers in the October Private Placement (incorporated by reference to exhibit 10.2 to Level 8’s Form 10-K, filed March 31, 2004).

10.6
Securities Purchase Agreement, dated as of January 16, 2002, by and among Level 8 Systems, Inc. and the Purchasers in the January Private Placement (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed January 25, 2002).

10.7	Purchase Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and MLBC, Inc. (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed January 11, 2002).

10.7A
Purchase Agreement, dated as of July 31, 2000, between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Level 8's Form 8-K, filed August 11, 2000).

10.8
Securities Purchase Agreement, dated as of August 14, 2002, by and among Level 8 Systems, Inc. and the purchasers of the Series C Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K, filed August 27, 2002).

10.9
Agreement, dated as of August 14, 2002, by and among Level 8 Systems, Inc. and the holders of Series A1/A2/A3 and B1/B2/B3 Preferred Stock, (incorporated by reference to exhibit 10.3 to Level 8’s Form 8-K filed August 27, 2002).

10.10
Exchange Agreement, dated as of August 20, 2002,  among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I, thereto (incorporated by reference to exhibit 10.1 to Level 8’s Form 8-K filed August 30, 2002).

10.11A
First Amendment to Exchange Agreement, dated as of October 25, 2002, among Level 8 Systems, Inc., and the various stockholders identified and listed on Schedule I to that certain Exchange Agreement, dated as of August 29, 2002 (incorporated by reference to exhibit 10.1 to Level 8’s Form 10-Q filed November 15, 2002).

10.11B
Securities Purchase Agreement, dated as of June 29, 1999, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series A Preferred Stock (incorporated by reference to exhibit 10.1 to Level 8's Form 8-K, filed July 23, 1999).

10.11C
Securities Purchase Agreement, dated as of July 20, 2000, among Level 8 Systems, Inc. and the investors named on the signature pages thereof for the purchase of Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to Level 8's Form 8-K, filed July 31, 2000).

10.12
Amended PCA Shell License Agreement, dated as of January 3, 2002, between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8's Form 8-K, filed January 11, 2002).

10.12A
PCA Shell License Agreement between Level 8 Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to exhibit 10.2 to Level 8’s Form 8-K, filed September 11, 2000).

10.12A	OEM License Agreement between Cicero Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated be reference to exhibit 10.12A to the Company’s Form 10-K, filed March 31, 2008).

10.12A
Software Support and Maintenance Schedule between Cicero Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated be reference to exhibit 10.12A to the Company’s Form 10-K, filed March 31, 2008).

10.15	Employment Agreement between Anthony Pizi and the Company effective January 1, 2007 (incorporated be reference to exhibit 10.15 to the Company’s Form 10-K, filed March 31, 2008).*

10.16	Employment Agreement between John P. Broderick and the Company effective January 1, 2007 (incorporated be reference to exhibit 10.16 to the Company’s Form 10-K, filed March 31, 2008).*

10.17
Lease Agreement for Cary, N.C. offices, dated November 7, 2003, between Level 8 Systems, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.17 to Level 8’s Form 10-K, filed March 31, 2004).

10.18
Level 8 Systems Inc. 1997 Stock Option Plan, as Amended and Restated (incorporated by reference to exhibit 10.2 to Level 8’s Registration Statement of Form S-1/A, filed September 22, 2000, File No. 333-44588).*

10.18A	Fifth Amendment to Level 8 Systems Inc. 1997 Stock Option Plan (incorporated by reference to exhibit 10.9A to Level 8’s Form 10-K filed April 2, 2002).*

10.18B	Seventh Amendment to Level 8 Systems Inc. 1997 Stock Option Plan (incorporated by reference to exhibit 10.14 B to Level 8’s Form 10-K, filed March 31, 2004).*

10.20
Lease Agreement for Cary, N.C. offices, dated March 31, 1997, between Seer Technologies, Inc. and Regency Park Corporation (incorporated by reference to exhibit 10.47 to Seer Technologies, Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 1997, File No. 000-26194).

10.20A
Addendum #1 to the Lease Agreement for Cary, N.C. offices, dated July 6, 1998 (incorporated by reference to exhibit 10.58 to Seer Technology Inc.'s Quarterly Report on Form 10-Q for the period ended June 30, 1998, File No. 000-26194).

10.20B
Amendment to Lease Agreement for Cary, N.C. offices, dated January 21, 1999 (incorporated by reference to exhibit 10.21A to Level 8's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

10.21
Lease Agreement for Cary, N.C. offices, dated August 16, 2007, between Cicero Inc. and Regency Park Corporation (incorporated be reference to exhibit 10.21 to the Company’s Form 10-K, filed March 31, 2008).

10.22	Cicero Inc. 2007 Employee Stock Option Plan ( incorporated be reference to exhibit 10.22 to the Company’s Form 10-K, filed March 31, 2008).

10.23
Agreement and Promissory Note of Cicero Inc., dated October 30, 2007, among Cicero Inc. and BluePhoenix Solutions Ltd. ( incorporated be reference to exhibit 10.23 to the Company’s Form 10-K, filed March 31, 2008).

10.24	Promissory Note of Cicero Inc., dated October 29, 2007 among Cicero Inc. and John L. Steffens (incorporated be reference to exhibit 10.24 to the Company’s Form 10-K, filed March 31, 2008).

10.25
Securities Purchase Agreement, dated as of February 26, 2007, by and among Cicero Inc. and the Purchasers in the February Private Placement (incorporated be reference to exhibit 10.25 to the Company’s Form 10-K, filed March 31, 2008).

10.26
Securities Purchase Agreement, dated as of August 15, 2007, by and among Cicero Inc. and the Purchasers in the August Private Placement (incorporated be reference to exhibit 10.26 to the Company’s Form 10-K, filed March 31, 2008).

21.1	List of subsidiaries of the Company (incorporated be reference to exhibit 21.1 to the Company’s Form 10-K, filed March 31, 2008).

23.1	Consent of Margolis & Company P.C. (filed herewith).

23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1).

*        Management contract or compensatory agreement.

**      Previously filed on August 4, 2008.

Item 17:	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other then the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cary, State of North Carolina, on February 2, 2009.

CICERO INC.

By: /s/John P. Broderick
John P. Broderick
Chief Executive Officer
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John L. Steffens John L. Steffens	Chairman of the Board	February 2, 2009

/s/ John P. Broderick John P. Broderick	Chief Executive Officer/Chief Financial Officer (Principal Executive Officer)	February 2, 2009

/s/ Mark Landis Mark Landis	Director	February 2, 2009

/s/ Anthony C. Pizi Anthony C. Pizi	Director	February 2, 2009

/s/ Bruce Hasenyager Bruce Hasenyager	Director	February 2, 2009

/s/ Jay Kingley Jay Kingley	Director	February 2, 2009

/s/ Bruce D. Miller Bruce D. Miller	Director	February 2, 2009

/s/ Charles Porciello Charles Porciello	Director	February 2, 2009

/s/ Bruce Percelay Bruce Percelay	Director	February 2, 2009

/s/ John W. Atherton John W. Atherton	Director	February 2, 2009

/s/ Don Peppers Don Peppers	Director	February 2, 2009

* /s/ John P/ Broderick
John P. Broderick
Attorney-in-fact